As filed with the Securities and Exchange Commission on February 18, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FREECAST, INC.
(Exact name of registrant as specified in its charter)

Florida	7990	45-2787251
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

6901 TPC Drive, Suite 200
Orlando, Florida 32822
(407) 374-1603

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

William A. Mobley, Jr., Chief Executive Officer

FreeCast, Inc.
6901 TPC Drive, Suite 200

Orlando, Florida 32801
(407) 374-1603

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Jeffery A. Bahnsen, Esq.	Christopher J. Bellini, Esq.
Bahnsen Legal Group, PLLC	Cozen O’Connor LLP
131 NE 1st Avenue, Suite 100 Boca Raton, Florida 33432	33 South 6th Street, Suite 3800 Minneapolis, MN 55402
(727) 888-3026	(612) 260-9029

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, $0.0001 par value	$17,250,000	$2,239.05
Common Stock Underlying Representative’s Warrants(4)	$1,080,000	$140.19
Total	$18,330,000	$2,379.24

(1)	Includes Common Stock that may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

(4)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The warrants are exercisable at a per share exercise price equal to 120% of the public offering price. As estimated solely for the purpose of recalculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Representative’s Warrant is $1,080,000, which is equal to 120% multiplied by 6% of $15,000,000 (120% of $900,000).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion,

Preliminary Prospectus dated

[______] [__], 2020

FREECAST, INC.

           shares of common stock (par value, $0.0001)

This is our initial public offering of common stock. No public market currently exists for our common stock. We anticipate the initial public offering price will be between $           and $           per share.

We are selling            shares of common stock.

We anticipate applying to list our common stock on the Nasdaq Capital Market, or Nasdaq, prior to the date of this preliminary prospectus.

We expect to be a “controlled company” under Nasdaq corporate governance standards because more than 50% of the voting power of our common stock following the completion of this offering will be held by Nextelligence, Inc., which is majority owned and controlled by our Chief Executive Officer. As a “controlled company,” we are permitted to, and will, elect not to comply with certain Nasdaq corporate governance standards, including majority “independent director” requirements and certain requirements relating to independent compensation and nominating committees. Accordingly, you will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the Nasdaq Stock Market.

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced reporting requirements for this prospectus and other filings with the Securities and Exchange Commission after this offering. See “Prospectus Summary—Emerging Growth Company Status.”

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors beginning on page 5 of this prospectus before purchasing shares of our common stock.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Us

Per Share	$	$	$

Total	$	$	$

(1)	The underwriter will receive compensation in addition to the underwriting discounts and commissions. See “Underwriting” beginning on page 45.

We have granted the underwriters the right to purchase additional shares of our common stock to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on           , 2020.

The date of this prospectus is                     , 2020.

Neither we nor the underwriter has authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus or in any free writing prospectus that we may authorize to be delivered or made available to you. Neither the delivery of this prospectus nor the sale of our common stock means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy shares of common stock in any circumstances under which the offer or solicitation is unlawful.

i

Market, Industry and Other Data

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Third-party industry publications and forecasts generally state that the information contained therein has been obtained from sources generally believed to be reliable. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”

Among others, we refer to estimates compiled by the following industry sources:

●	(https://www.emarketer.com/content/us-digital-video-2019)

●	(https://www.rbr.com/wp-content/uploads/Q1-2019-Nielsen-Total-Audience-Report-FINAL.pdf)

Trademarks and Service Marks

This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

ii

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the information under “Risk Factors” and our financial statements and the related notes included elsewhere in this prospectus before investing in our common stock.

In this prospectus, unless otherwise stated or the context otherwise requires, references to “FreeCast®,” “Company,” “we,” “us” and “our” or similar references mean FreeCast, Inc.

Our Company

We are an entertainment-based content discovery, aggregation and management company that provides SmartGuide® digital interactive technology for consumers to organize today’s numerous sources of online media similar to a traditional on-screen television, or TV, guide. Memberships to our SmartGuide technology, which beginning in October 2019 became available for purchase online and via TV Infomercials as a retail packaged “cord cutting kit/product” known as SelectTV®, and prior from 2012 through 2016 as a third party distributed brand known as Rabbit TV. Sales that occurred after 2016 were predominantly a result of legacy Rabbit TV sales, in which we maintained and operated for our existing membership base.

We also distribute numerous licenses to retail, device manufacturers/distributors (mobile, tablets, set top boxes, “smart” TV’s, streaming equipment, gaming systems), as well as private labeling for hotel/hospitality, broadband carriers, telecommunications, and promotion companies.

We have sold nearly four million memberships since our inception in 2011. As of December 31, 2019, following the end of the product lifecycle of our legacy product, Rabbit TV, and partnership with Telebrands Corp., or Telebrands, in December 2017, we’ve completed a product rebuild over more than two years, the results of which we believe not only improved upon our proprietary technology but has also positioned us to capitalize on the fast-moving nature of the industry and capture various new revenue streams. Sales that occurred during this period were predominately a result of legacy Rabbit TV sales, which was in line with our expectations, and declined over this time. During the same period, we operated as a “pre-revenue” growth company, and with investment debt, have been able to progress from our dependence on a single license with Telebrands for revenue to a multiple license model with many more retail options. Going forward, we intend to generate revenue through multiple avenues, such as membership fees, licensing, advertising and reseller referral fees.

The basis of our service platform is our proprietary content aggregation technology that automatically crawls the Internet to locate commercial-quality entertainment content from thousands of sources, including free, paid and subscription-based content. Additionally, we subscribe to the top entertainment data services such as Gracenote (owned by Nielson) and Guidebox/Reelgood whom provide real-time updates. Our technology then sorts through and manages all available commercial-quality digital media, including both live and on-demand video from free, subscription and pay-per-view (PPV) services. All of this information is then incorporated into our interactive SmartGuide presented to consumers in a familiar easy-to-use cable-like TV guide via the Internet and as a software application, on all Wi-Fi enabled devices.

SmartGuide technology is currently available on computers, “smart” phones, tablets, streaming devices and “smart” TV’s. It is available directly to consumers, branded as SelectTV, and will also be distributed by third parties, both as SelectTV and under other licensed brand names and partnerships.

Additionally, SelectTV is being sold as a part of a cord-cutting kit via TV infomercials done in partnership with Mel Arthur and Kevin Harrington (of Home Shopping Network and Shark Tank, respectively). Sales via 800-numbers and online affiliates will be followed by distribution through big box retailers.

Our strategy is to grow our SmartGuide membership business domestically and globally via wholesale licensing agreements with: (i) manufacturers of “smart” TVs, mobile phones and streaming devices; (ii) bandwidth providers; (iii) hospitality locations; and (iv) online communities of users. We work constantly to improve the customer experience, with a focus on expanding the content catalogued by our technology, enhancing our user interface and extending our service to even more Internet-connected devices.

Relationship with Nextelligence, Inc.

On June 30, 2011, we entered into a Technology License and Development Agreement, which was amended and restated on October 19, 2012, and further amended on July 1, 2013 (as amended, the “Technology Agreement”), with Nextelligence, Inc., or Nextelligence, which is majority owned and controlled by William A. Mobley, Jr., our founder, Chief Executive Officer and Chairman of our board of directors. The Technology Agreement provides us with an exclusive 40-year license to a web-based application that installs in the end-user’s browser and any supported email functions or chat functions with search and certain other features (the “Technology”) from Nextelligence and for Nextelligence to provide all further development, improvement, modification, maintenance, management and enhancement services related to the Technology.

Controlled Company Status

Upon the completion of this offering, we expect that our common stock will be listed on the Nasdaq Stock Market, or Nasdaq. We expect to be a “controlled company” under Nasdaq corporate governance standards because more than 50% of the voting power of our common stock following the completion of this offering will be held by Nextelligence, Inc. A “controlled company” may elect not to comply with certain Nasdaq corporate governance standards, including the requirements that: (i) we have a majority of our board of directors consists of “independent directors,” as defined under Nasdaq rules; (ii) we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (iii) we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. Following this offering, in reliance upon the foregoing exemptions, a majority of our board of directors will not consist of independent directors, we will not have a nominating and corporate governance committee, and our compensation committee will not be composed entirely of independent directors. We may use any of these exemptions for so long as we are a controlled company. Accordingly, you will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Emerging Growth Company Status

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are applicable to other companies that are not emerging growth companies. Accordingly, we have included detailed compensation information for only our three most highly compensated executive officers and have not included a compensation discussion and analysis (CD&A) of our executive compensation programs in this prospectus. In addition, for so long as we are an “emerging growth company,” we will not be required to:

●	engage an auditor to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes–Oxley Act of 2002, or Sarbanes–Oxley Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (PCAOB) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes;” or

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparison of the chief executive officer’s compensation to median employee compensation.

In addition, the JOBS Act provides that an “emerging growth company” can use the extended transition period for complying with new or revised accounting standards, which we have elected to take advantage of.

We will remain an “emerging growth company” until the earliest to occur of:

●	our reporting $1 billion or more in annual gross revenues;

●	our issuance, in a three year period, of more than $1 billion in non-convertible debt;

●	the end of the fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million on the last business day of our second fiscal quarter; or

●	June 30, 2025.

Our Corporate Information

We were incorporated on June 21, 2011 in the State of Florida. Our principal executive offices are located at 6901 TPC Drive, Suite 200 Orlando, Florida 32822. Our telephone number is (407) 374-1607. We maintain a website at www.FreeCast.com. The information contained on our website is not, and should not be interpreted to be, a part of this prospectus.

Trademark and Service Mark Notice

FreeCast, SmartGuide and SelectTV are registered service marks of FreeCast, Inc. We use these registered service marks in connection with the operation of our business, including our corporate name, logos and website names. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners. Solely for convenience, some of the trademarks, service marks, and trade names referred to in this prospectus are listed without the ® and ™ symbols.

THE OFFERING

Common stock being offered by us	shares

Common stock outstanding after this offering	shares

Over-allotment option	shares

Use of Proceeds	We intend to use the net proceeds from this offering for working capital and other general corporate purposes, which may include financing our growth, developing new products, and funding capital expenditures, acquisitions and investments.

Dividend Policy	We do not anticipate paying any cash dividends on our common stock. In addition, we may incur indebtedness in the future that may restrict our ability to pay dividends. See “Dividend Policy” on page 18.

Proposed Nasdaq trading symbol

Risk Factors	The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 5.

The number of shares of our common stock to be outstanding after this offering is based on the number of shares outstanding as of December 31, 2019. The number of shares of our common stock to be outstanding after this offering does not take into account:

●	24,367,072 shares of common stock issuable upon the exercise of outstanding warrants as of December 31, 2019 at a weighted average exercise price of $0.88 per share.

●	shares of common stock issuable upon the exercise of Representative’s warrants at an exercise price of $ per share.

●	4,240,364 shares of common stock issuable upon the exercise of outstanding convertible debt as of December 31, 2019 at a conversion price of $0.25 per share.

●	258,850 shares of common stock issuable upon the exercise of outstanding convertible debt as of December 31, 2019 at a conversion price of $0.60 per share.

Unless otherwise noted, the information in this prospectus assumes that the underwriters do not exercise their over-allotment option.

SUMMARY FINANCIAL DATA

The following table presents our summary historical financial data for the periods presented and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this prospectus. The statements of operations data for the fiscal years ended June 30, 2019 and 2018 are derived from our audited financial statements included elsewhere in this prospectus. The statements of operations data for the periods ended December 31, 2019 and 2018 are derived from our unaudited financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future and the results for the six months ended December 31, 2019 are not necessarily indicative of the results that may be expected for the full fiscal year.

	Year Ended June 30,		Six Months Ended December 31,
	2019	2018	2019	2018
			(unaudited)	(unaudited)
Statements of Operations Data:
Total Revenue	$269,791	$1,033,443	$90,006	$163,015
Total Cost of Revenue	177,967	177,088	198,423	75,365
Total Operating Expenses	1,467,271	1,835,496	1,068,095	555,349
Loss From Operations	(1,375,447)	(979,141)	(1,176,512)	(467,699)
Total Other Income (Expense)	289,613	(581,216)	471,730	(28,460)
Net Loss	(1,085,834)	(1,560,357)	(704,782)	(496,159)
Net Loss per share, basic and diluted	(0.04)	(0.05)	(0.02)	(0.02)

The pro forma statement of financial condition data as of December 31, 2019 gives effect to this offering based on an assumed initial public offering price of $      per share, which is the midpoint of the range listed on the cover page of this prospectus.

	As of December 31, 2019
	Actual	Pro Forma
	(unaudited)	(unaudited)
Balance Sheet Data:
Cash and Cash Equivalents	$817,029
Accounts Receivable	48,817
Total Assets	924,345
Total Current Liabilities	2,377,077
Total Liabilities	3,210,639
Total Shareholders’ Equity (Deficit)	(2,286,294)

RISK FACTORS

You should carefully consider the risks described below and elsewhere in this report, which could materially and adversely affect our business, results of operations or financial condition. If any of these risks occur, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Relating to Our Business

We may not be able to continue as a going concern without additional financing, and if such financing is not available to us or is not available to us on acceptable terms, we may be forced to cease operations.

We have a limited operating history and have incurred recurring losses from operations. As of December 2019, we have an accumulated a deficit of $13,535,698, and a stockholders’ deficit of $2,286,294. For the six months ended December 31, 2019 and 2018, we incurred a net loss of $704,782 and $496,159, respectively, and for the fiscal years ended June 30, 2019 and 2018, we incurred net losses of $1,085,834 and $1,560,357, respectively. Our failure to generate sufficient revenues, effectively manage expenses or raise additional capital could adversely affect our ability to achieve our intended business objectives. These matters, among others, raise substantial doubt about our ability to continue as a going concern.

We funded our initial operations primarily through sales of common stock to accredited investors, debt financing, and exchange of common stock for services received by us. We cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that we raise additional funds by issuing equity securities, our shareholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact our ability to conduct business. If we are not able to raise additional capital when required or on acceptable terms, we may have to: (i) significantly delay, scale back or discontinue the development or commercialization of SelectTV; (ii) seek collaborators for further development and commercialization of SelectTV; or (iii) relinquish or otherwise dispose of some or all of our rights to technologies or the products that we would otherwise seek to develop or commercialize.

Our SmartGuide relies on a technology that we license from Nextelligence, and any interruption of our rights as a licensee could have a significant adverse impact on some major aspects of our business, such as product development, customer retention and sales.

Our SmartGuide has been built on technology developed by Nextelligence and used by us pursuant to the Technology Agreement. Nextelligence is principally owned and controlled by William A. Mobley, Jr., our founder, Chief Executive Officer and Chairman of our board of directors. The Technology Agreement provides that Nextelligence is obligated to provide all further development, improvement, modification, maintenance, management and enhancement services related to the technology in exchange for certain payments to Nextelligence by us. The Technology Agreement may be terminated if, among other things, we breach the Technology Agreement, if we become insolvent or subject to the bankruptcy laws, or if there is a change of control (as defined in the Technology Agreement). If we were not able to use the technology for any reason, it could have a significant adverse impact on some major aspects of our business, such as product development, customer retention and sales.

If our efforts to attract and retain members are not successful, our business will be adversely affected.

We have experienced significant member decline over the past several years. As of June 30, 2018, we had 227,198 members, as of June 30, 2019, we had 126,803 members, which includes and accounts for a major fall-off of expiring former Rabbit TV users. Our ability going forward to attract members will depend in part on our ability to consistently provide our newly acquired members with newly launched SelectTV, with a more robust, valuable and quality experience for selecting and viewing TV shows, movies and channels and access to online radio stations. Furthermore, the relative service levels, content offerings, pricing and related features of competitors to our service may adversely impact our ability to attract and retain members. If consumers do not perceive our service offering to be of value, or if we introduce new or adjust existing services that are not favorably received by them, we may not be able to attract members. In addition, many of our members are rejoining our service or originate from word-of-mouth advertising from existing members. Our attracting and retaining members may depend on our ability to:

●	offer a secure platform;

●	provide tools and services that meet the evolving needs of consumers;

●	provide a wide range of high-quality product and service offerings;

●	enhance the attractiveness of our platform;

●	maintain the quality of our customer service; and

●	continue adapting to the changing demands of the market.

If our efforts to satisfy our existing members are not successful, we may not be able to attract new members, and as a result, our ability to maintain or grow our business will be adversely affected. Members cancel their membership to our service for many reasons, including a perception that they do not use the service sufficiently, the need to cut household expenses, availability of content is limited, competitive services provide a better value or experience and customer service issues are not satisfactorily resolved. We must continually add new members both to replace members who cancel and to grow our business beyond our current member base. If too many of our members cancel our service, or if we are unable to attract new members in numbers sufficient to grow our business, our operating results will be adversely affected. If we are unable to successfully compete with current and new competitors in both retaining our existing members and attracting new members, our business will be adversely affected. Further, if excessive numbers of members cancel our service, we may be required to incur significantly higher marketing expenditures than we currently anticipate in order to replace these members with new members.

If we are not able to continue to innovate or if we fail to adapt to changes in our industry, our business, financial condition and results of operations would be materially and adversely affected.

The market for online video, radio and games is characterized by rapidly changing technology, evolving industry standards, new service and product introductions and changing customer demands. Although we have developed new products and services in order to meet customer demands, new technologies and evolving business models for delivery of entertainment video continue to develop at a fast pace and we may not be able to keep up with all of the changes. Consumers are afforded various means for consuming online video, radio and games. The various economic models underlying these differing means of entertainment video delivery include subscription, pay-per-view, ad-supported and piracy-based models. Several competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. New entrants may enter the market with unique service offerings or approaches to distributing online video, radio and games and other companies also may enter into business combinations or alliances that strengthen their competitive positions. The changes and developments taking place in our industry may also require us to re-evaluate our business model and adopt significant changes to our long-term strategies and business plan. If we are unable to successfully or profitably compete with current and new competitors, programs and technologies, our business will be adversely affected, and we may not be able to increase or maintain market share, revenues or profitability.

We may not be able to maintain or grow our revenue or our business.

Since the beginning of fiscal year 2019, we have been focused on investing in and developing new technologies, which we anticipate will drive future growth and give us a sustainable revenue stream. In addition, we have transitioned to a “multi license” model from a ’single-license’ model. We believe that the new technology, coupled with our new sales and marketing strategy, will enable us to grow our revenue, as we are no longer limited by a single licensed vendor to sell our products. However, there can be no assurance that we will be able to sell sufficient memberships to fund our operations in the future. In addition, our growth may become stagnant for many other reasons, including decreasing consumer spending, increasing competition, slowing growth of the consumption of online video, radio and games, changes in government policies or general economic conditions.

If we are not able to manage our growth, our business could be adversely affected.

We are currently engaged in an effort to grow our service by introducing online access renewal, developing new products, expanding internationally and to residents of rural areas. As we undertake all these changes, if we are not able to manage the growing complexity of our business, including improving, refining or revising our systems and operational practices, our business may be adversely affected.

If our efforts to build strong brand identity and improve member satisfaction and loyalty are not successful, we may not be able to attract or retain members, and our operating results may be adversely affected.

We must continue to build and maintain strong brand identity for our products and services, which have expanded over time. We believe that strong brand identity will be important in attracting members. If our efforts to promote and maintain our existing brands and brands we develop in the future are not successful, our operating results and our ability to attract members may be adversely affected. From time to time, our members express dissatisfaction with our service, including, among other things, title availability, processing and service interruptions. To the extent dissatisfaction with our service is widespread or not adequately addressed, our brand may be adversely impacted and our ability to attract and retain members may be adversely affected. With respect to our planned international expansion, we will also need to establish our brand and to the extent we are not successful, our business in new markets would be adversely impacted.

If we are unable to manage the mix of member acquisition sources, our member levels and marketing expenses may be adversely affected.

We utilize a broad mix of marketing programs to promote our service to potential new members. We obtain new members through our online marketing efforts, including paid search listings, banner ads, text links and permission-based e-mails. In addition, we have engaged in various offline marketing programs, including TV and radio advertising, direct mail and print campaigns, consumer package and mailing insertions. We maintain an active public relations program to increase awareness of our service and drive member acquisition. We opportunistically adjust our mix of marketing programs to acquire new members at a reasonable cost with the intention of achieving overall financial goals. If we are unable to maintain or replace our sources of members with similarly effective sources, or if the cost of our existing sources increases, our member levels and marketing expenses may be adversely affected.

If we are unable to continue using our current marketing channels, our ability to attract new members may be adversely affected.

We may not be able to continue to support the marketing of our service by current means if such activities are no longer available to us, become cost prohibitive or are adverse to our business. If companies that currently promote our service decide that we are negatively impacting their business, that they want to compete more directly with our business or enter a similar business or decide to exclusively support our competitors, we may no longer be given access to such marketing through them. In addition, if advertising rates increase, we may curtail marketing efforts or otherwise experience an increase in our marketing costs. Laws and regulations impose restrictions on the use of certain channels, including commercial e-mail and direct mail. We may limit or discontinue use or support of e-mail and other activities if we become concerned that members or potential members deem such activities intrusive, which could affect our goodwill or brand. If the available marketing channels are curtailed, our ability to attract new members may be adversely affected.

Although we do not distribute content through our service, if we are sued for content accessed through our service, our results of operations would be adversely affected.

Although we do not distribute content through our service, we face potential liability for negligence, copyright, patent or trademark infringement or other claims based on content accessed through our service. We also may face potential liability for content uploaded from our users in connection with our community-related content or reviews. If we become liable for such activities, then our business may suffer. Litigation to defend these claims could be costly and the expenses and damages arising from any liability could harm our results of operations. We cannot assure you that we are insured or indemnified to cover claims of these types or liability that may be imposed on us.

We rely upon a number of partners to offer our service.

We currently offer members the ability to easily navigate available sources of online video, radio and games and consume such media through their computers and other Internet-connected devices. If we are not successful in maintaining existing, and creating new, relationships, or if we encounter technological, content licensing or other impediments to our ability to organize content, our ability to grow our business could be adversely impacted. Furthermore, devices are manufactured and sold by entities other than FreeCast and while these entities should be responsible for the devices’ performance, the connection between these devices and FreeCast may nonetheless result in consumer dissatisfaction toward FreeCast and such dissatisfaction could result in claims against us or otherwise adversely impact our business.

Any significant disruption in our computer systems or those of third-parties that we utilize in our operations could result in a loss or degradation of service and could adversely impact our business.

Members and potential members access our service through our Web site or their TVs, computers, game consoles, or streaming or mobile devices. Our reputation and ability to attract, retain and serve our members is dependent upon the reliable performance of our computer systems and those of third-parties that we utilize in our operations. Interruptions in these systems, or with the Internet in general, including discriminatory network management practices, could make our service unavailable or degraded. Much of our software is proprietary, and we rely on the expertise of our engineering and software development teams for the continued performance of our software and computer systems. Service interruptions, errors in our software or the unavailability of computer systems used in our operations could diminish the overall attractiveness of our service to existing and potential customers.

Our servers and those of third-parties we use in our operations are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions and delays in our service and operations as well as loss, misuse or theft of data. Our Web site periodically experiences directed attacks intended to cause a disruption in service. Any attempts by hackers to disrupt our service or our internal systems, if successful, could harm our business, be expensive to remedy and damage our reputation. Our insurance does not cover expenses related to attacks on our Web site or internal systems. Efforts to prevent hackers from entering our computer systems are expensive to implement and may limit the functionality of our services. Any significant disruption to our service or internal computer systems could result in a loss of members and adversely affect our business and results of operations.

We utilize our own communications and computer hardware systems located either in our facilities or in that of a third-party Web hosting provider. In addition, we utilize third-party Internet-based or “cloud” computing services in connection with our business operations. Problems faced by our third-party Web hosting or cloud computing providers, including technological or business-related disruptions, could adversely impact the experience of our members. In addition, fires, floods, earthquakes, power losses, telecommunications failures, break-ins and similar events could damage these systems and hardware or cause them to fail completely. As we do not maintain entirely redundant systems, a disrupting event could result in prolonged downtime of our operations and could adversely affect our business.

We rely upon third parties to host certain aspects of our service and any disruption of, or interference with, our use of such third party services would impact our operations and our business would be adversely impacted.

We make use of a number of services provided by third parties, including distributed computing infrastructure platform for business operations, or what is commonly referred to as a cloud computing service. We have architected our software and computer systems so as to utilize data processing, storage capabilities and other services provided by such third parties. Given this, along with the fact that we cannot easily switch our operations to other providers, any disruption of or interference with our use of current service providers would impact our operations and our business would be adversely impacted.

We rely heavily on our proprietary technology to locate and organize online video, radio and games and to manage other aspects of our operations, and the failure of this technology to operate effectively could adversely affect our business.

We continually enhance or modify the technology used for our operations. We cannot be sure that any enhancements or other modifications we make to our operations will achieve the intended results or otherwise be of value to our members. Future enhancements and modifications to our technology could consume considerable resources. If we are unable to maintain and enhance our technology, our ability to retain existing members and to add new members may be impaired. In addition, if our technology or that of third-parties we utilize in our operations fails or otherwise operates improperly, our ability to retain existing members and to add new members may be impaired. Also, any harm to our members’ personal computers or other devices caused by software used in our operations could have an adverse effect on our business, results of operations and financial condition.

Privacy concerns could limit our ability to leverage our member data and our disclosure of or unauthorized access to member data could adversely impact our business and reputation.

In the ordinary course of business and, in particular, in connection with merchandising our service to our members, we collect and utilize data supplied by our members. We currently face certain legal obligations regarding the manner in which we treat such information. Other businesses have been criticized by privacy groups and governmental bodies for attempts to link personal identities and other information to data collected on the Internet regarding users’ browsing and other habits. Increased regulation of data utilization practices, including self-regulation or findings under existing laws, that limit our ability to use collected data, could have an adverse effect on our business. In addition, if unauthorized access to our member data were to occur or if we were to disclose data about our members in a manner that was objectionable to them, our business reputation could be adversely affected, and we could face potential legal claims that could impact our operating results.

Our reputation and relationships with members would be harmed if our member data, particularly billing data, were to be accessed by unauthorized persons.

We maintain personal data regarding our members, including names and, in many cases, mailing addresses. With respect to billing data, such as credit card numbers, we rely on licensed encryption and authentication technology to secure such information. We take measures to protect against unauthorized intrusion into our members’ data. If, despite these measures, we, or our payment processing services, experience any unauthorized intrusion into our members’ data, current and potential members may become unwilling to provide the information to us necessary for them to become members, we could face legal claims, and our business could be adversely affected. Similarly, if a well-publicized breach of the consumer data security of any other major consumer Web site were to occur, there could be a general public loss of confidence in the use of the Internet for commerce transactions which could adversely affect our business.

In addition, we do not obtain signatures from members in connection with the use of credit cards by them. Under current credit card practices, to the extent we do not obtain cardholders’ signatures, we are liable for fraudulent credit card transactions, even when the associated financial institution approves payment of the orders. From time to time, fraudulent credit cards are used on our Web site to obtain service. Typically, these credit cards have not been registered as stolen and are therefore not rejected by our automatic authorization safeguards. While we do have a number of other safeguards in place, we nonetheless experience some loss from these fraudulent transactions. We do not currently carry insurance against the risk of fraudulent credit card transactions. A failure to adequately control fraudulent credit card transactions would harm our business and results of operations.

We may not be able to protect our intellectual property rights.

We rely on a combination of trademark, fair trade practice, patent, copyright and trade secret protection laws, as well as confidentiality procedures and contractual provisions, to protect our intellectual property rights. We also enter into confidentiality agreements with our employees and any third parties who may access our proprietary information, and we rigorously control access to our proprietary technology and information.

Intellectual property protection may not be sufficient and confidentiality agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights, including our rights under the Technology Agreement with Nextelligence. In addition, policing any unauthorized use of our intellectual property is difficult, time-consuming and costly and the steps we have taken may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we would prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

Intellectual property claims against us could be costly and result in the loss of significant rights related to, among other things, our Web site, technology, title selection processes and marketing activities.

Trademark, copyright, patent and other intellectual property rights are important to us. Our intellectual property rights extend to our technology, business processes and the content on our Web site. We use the intellectual property of third-parties in merchandising our products and marketing our service through contractual and other rights. From time to time, third-parties allege that we have violated their intellectual property rights. If we are unable to obtain sufficient rights, successfully defend our use, or develop non-infringing technology or otherwise alter our business practices on a timely basis in response to claims against us for infringement, misappropriation, misuse or other violation of third-party intellectual property rights, our business and competitive position may be adversely affected. Many companies are devoting significant resources to developing patents that could potentially affect many aspects of our business. There are numerous patents that broadly claim means and methods of conducting business on the Internet. We have not searched patents relative to our technology. Defending ourselves against intellectual property claims, whether they are with or without merit or are determined in our favor, results in costly litigation and diversion of technical and management personnel. It also may result in our inability to use our current Web site and technology, or our inability to market our service or merchandise our products. As a result of a dispute, we may have to develop non-infringing technology, enter into royalty or licensing agreements, adjust our merchandising or marketing activities or take other actions to resolve the claims. These actions, if required, may be costly or unavailable on terms acceptable to us.

If we are unable to protect our domain names, our reputation and brand could be adversely affected.

We currently hold various domain names relating to our brand, including freecast.com. Failure to protect our domain names could adversely affect our reputation and brand and make it more difficult for users to find our Web site and our service. The acquisition and maintenance of domain names generally are regulated by governmental agencies and their designees. The regulation of domain names in the United States may change in the near future. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable, without significant cost or at all, to prevent third-parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

We depend on key management as well as experienced and capable personnel generally, and any failure to attract, motivate and retain our staff could severely hinder our ability to maintain and grow our business.

We rely on the continued service of our senior management, including our founder and Chief Executive Officer and Chairman of our board of directors, William A. Mobley, Jr., other members of our executive team and other key employees to develop our products, services and solutions. In our industry, there is substantial and continuous competition for highly skilled business, product development, technical and other personnel. As a result, our human resources organization focuses significant efforts on attracting and retaining individuals in key technology positions. If we lose the services of any member of management or key personnel, and are unable to attract or locate suitable or qualified replacements, or otherwise hire talented personnel, we may incur additional expenses to recruit and train new staff, making it more difficult to meet our business objectives, which could severely disrupt our business and growth.

We cannot be assured we can obtain or retain third-party contractors for our specific services or development needs, which could disrupt our business operations or growth.

If we experience a substantial loss of, or an inability to attract, talented personnel, we may experience difficulty in meeting our business objectives.

Our brand name and our business may be harmed by aggressive marketing and communications strategies of our competitors.

Due to competition in our industry, we have been and may be the target of incomplete, inaccurate and false statements about our company and our services that could damage our and our management’s reputation and our brand and materially deter consumers from using our service. Our brand name and our business may be harmed if we are unable to promptly respond to our competitors’ misleading marketing efforts.

Risks Related to our Industry

Changes in consumer viewing habits, including more widespread usage of demand methods of entertainment video consumption could adversely affect our business.

The manner in which consumers seek entertainment online is changing rapidly. Digital cable, wireless and Internet content providers are continuing to improve technologies, content offerings, user interfaces and business models that allow consumers to access entertainment video-on-demand with interactive capabilities. The devices through which online video, radio and games can be consumed are also changing rapidly. For example, content from cable service providers may be viewed on laptops and mobile devices and content from Internet content providers may be viewed on TVs. If competitors providing similar services address the changes in consumer habits in a manner that is better able to meet content distributor and consumer needs and expectations, our business could be adversely affected.

Our business depends on continued and unimpeded access to the Internet at non-discriminatory prices, and Internet access providers and Internet backbone providers may be able to block, limit, degrade or charge for access to certain of our products and services, which could lead to additional expenses and the loss of users.

Our products and services depend on the ability of our customers’ viewers to access the Internet, and certain of our customers’ products require significant bandwidth to work effectively. Currently, this access is provided by companies that have significant and increasing market power in the broadband and Internet access marketplace, including incumbent telephone companies, cable companies and mobile communications companies. Some of these providers have stated that they may take measures that could degrade, disrupt or increase the cost of user access by restricting or prohibiting the use of their infrastructure to support or facilitate offerings, or by charging increased fees to provide offerings, while others, including some of the largest providers of broadband Internet access services, have committed to not engaging in such behavior.

The ability of the FCC to regulate broadband Internet access services was called into question by an April 2010 ruling of the United States Court of Appeals for the D.C. Circuit. The FCC then proposed rules regulating broadband Internet access, but on January 14, 2014, the D.C. Circuit Court of Appeals struck down the net neutrality rules adopted by the FCC, determining that the FCC did not have the authority to issue or enforce net neutrality rules, as it had failed to identify certain service providers as “common carriers.” On February 26, 2015, the FCC approved a new rule that reclassifies broadband Internet access service as a telecommunication service and regulates broadband Internet access as a public utility (Title II Order). In 2016, a divided panel of the D.C. Circuit Court of Appeals upheld the Title II Order, concluding that the FCC’s classification of broadband Internet access service was permissible. However, under President Donald Trump’s administration, the FCC reversed course and in December 2017 adopted a new rule referred to as the Restoring Internet Freedom Order, which went into effect on June 11, 2018. The Restoring Internet Freedom Order (RIFO): (i) reinstated the information service classification of broadband Internet access service; (ii) reinstated the determination that mobile broadband Internet access service is not a commercial mobile service; and (iii) eliminated the Internet conduct standard and the non-exhaustive list of factors intended to guide application of that rule. On October 1, 2019, D.C. Circuit Court of Appeals upheld most provisions of the RIFO. One aspect of the RIFO that the court did not uphold relates to the FCC’s assertion that it could preempt state-level actions involving Net Neutrality and the Open Internet. More than 30 states have introduced bills to add their own net neutrality protections. The U.S. House of Representatives on April 10, 2019 passed a bill, called the Save the Internet Act, requiring internet service providers to treat all online content the same.

Unless either the Court overturns or Congress passes legislation that supersedes the FCC’s new rule, it is possible that broadband service providers could impose restrictions on bandwidth and service delivery that may adversely impact our download speeds or ability to deliver content over those facilities, or impose significant end user or other fees that could impact the cost of our services to end users, or our delivery costs. If no action is taken by the Court or Congress, current and future actions by broadband Internet access providers may also result in limitations on access to our services, a loss of existing users, or increased costs to us, our users or our customers, thereby impairing our ability to attract new users, or limiting our opportunities and models for revenue and growth.

Changes in how network operators handle and charge for access to data that travel across their networks could adversely impact our business.

We rely upon the ability of consumers to access our service through the Internet. To the extent that network operators implement usage based pricing, including meaningful bandwidth caps, or otherwise try to monetize access to their networks by data providers, we could incur greater operating expenses and our member acquisition and retention could be negatively impacted.

Most network operators that provide consumers with access to the Internet also provide these consumers with multichannel video programming. As such, companies like Comcast, Time Warner Cable and Cablevision have an incentive to use their network infrastructure in a manner adverse to our continued growth and success. While we believe that consumer demand, regulatory oversight and competition will help limit these incentives, to the extent that network operators are able to provide preferential treatment to their data as opposed to ours, our industry and business could be negatively impacted.

Risks Related to the Offering

An active trading market for our common stock may not develop, which may cause our common stock to trade at a discount from the initial offering price and make it difficult for you to sell the shares you purchase.

Prior to this offering, there has been no public trading market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development or maintenance of an active trading market. The initial public offering price per share of our common stock has been determined by agreement among us and the underwriters and may not be indicative of the price at which our common stock will trade in the public trading market after this offering. If an active trading market does not develop, there may be difficulty selling any shares of our common stock.

The offering price of our common stock may not be indicative of future market prices of our common stock.

The offering price of the shares of our common stock has been arbitrarily determined by us and should not be considered an objective indication of our actual value, as it bears no relationship to our assets, earnings, book value or any other objective financial statement criteria of value.

Our management will have considerable discretion as to the use of the net proceeds to be received by us from this offering, and such use may not improve our financial results or increase the trading price of our common stock.

We have not allocated a significant portion of the net proceeds to be received by us in this offering to any particular purpose, and our use of such proceeds will be based on our current growth strategies and business conditions. Our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to maintain profitability or increase the trading price of our common stock. The net proceeds from this offering, pending investment in operating assets or businesses, may be placed in investments that do not produce income or that lose value.

After this offering, William A. Mobley, Jr., our founder, Chief Executive Officer and Chairman of our board of directors, individually and through Nextelligence, Inc., which is majority owned and controlled by him, will own or control in excess of      % of our outstanding common stock.

After this offering, William A. Mobley, Jr., our Chief Executive Officer and Chairman of our board of directors, individually and through Nextelligence, Inc., which is majority owned and controlled by him, will own or control in excess of       % of our outstanding common stock. As a result, Mr. Mobley is able to exercise significant influence over our company, including, but not limited to, any shareholder approvals for the election of our directors and, indirectly, the selection of our senior management, the amount of dividend payments, if any, our annual budget, increases or decreases in our share capital, new securities issuance, mergers and acquisitions and any amendments to our amended and restated articles of incorporation. Furthermore, this concentration of ownership may delay or prevent a change of control or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which could decrease the market price of our shares.

Following this offering, we will be a “controlled company” as such term is defined in the rules of Nasdaq, and, therefore, you will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Upon the completion of this offering, we expect that our common stock will be listed on Nasdaq. We expect to be a “controlled company” under Nasdaq corporate governance standards because more than 50% of the voting power of our common stock following the completion of this offering will be held by Nextelligence, Inc. A “controlled company” may elect not to comply with certain Nasdaq corporate governance standards, including the requirements that: (i) we have a majority of our board of directors consists of “independent directors,” as defined under Nasdaq rules; (ii) we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (iii) we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. Following this offering, in reliance upon the foregoing exemptions, a majority of our board of directors will not consist of independent directors, we will not have a nominating and corporate governance committee, and our compensation committee will not be composed entirely of independent directors, and we may use any of these exemptions for so long as we are a controlled company. Accordingly, you will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

The market price of our common stock may be volatile, which could cause the value of your investment to decline.

Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as the factors listed below, some of which are beyond our control, could affect the market price of our common stock:

●	our failure to achieve actual operating results that meet or exceed guidance that we may have provided due to factors beyond our control, such as currency volatility and trading volumes;

●	future announcements concerning us or our competitors, including the announcement of acquisitions;

●	changes in government regulations or in the status of our regulatory approvals or licensure;

●	public perceptions of risks associated with our services or operations;

●	developments in our industry; and

●	general economic, market and political conditions and other factors that may be unrelated to our operating performance or the operating performance of our competitors.

If you purchase common stock sold in this offering, you will experience immediate and substantial dilution.

Based upon our unaudited financial statements at December 31, 2019, if you purchase common stock sold in this offering, you will experience immediate and substantial dilution of $      per share based on an offering price of $     , because the price that you pay per share will be greater than the net tangible book value per share. Our existing shareholders will experience an immediate increase in net tangible book value of $     per share. In addition, you may face additional dilution if we issue additional securities in the future to finance our operations.

If securities or industry analysts do not publish research or reports about our business, if they change their recommendations regarding our common stock adversely, or if we fail to achieve analysts’ earnings estimates, the market price and trading volume of our common stock could decline.

The trading market for our common stock may be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of the analysts who cover us or our industry make unfavorable comments about our market opportunity or business, the market price of our common stock would likely decline. If one or more of these analysts ceases coverage of us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the market price of our common stock or trading volume to decline. In addition, if we fail to achieve analysts’ earnings estimates, the market price of our common stock would also likely decline.

If we are unable to meet the continued listing requirements of Nasdaq, Nasdaq will delist our common stock.

Upon the consummation of this offering, our common stock will be listed on Nasdaq. In the future, if we are not able to meet Nasdaq’s continued listing standards, we could be subject to suspension and delisting proceedings. A delisting of our common stock and our inability to list on another national securities exchange could negatively impact us by: (i) reducing the liquidity and market price of our common stock; (ii) reducing the number of investors willing to hold or acquire our common stock, which could negatively impact our ability to raise equity financing; (iii) limiting our ability to use a registration statement to offer and sell freely tradable securities, thereby preventing us from accessing the public capital markets; and (iv) impairing our ability to provide equity incentives to our employees.

Because we do not intend to pay dividends for the foreseeable future, investors in the offering will benefit from their investment in shares only if our common stock appreciates in value.

We currently intend to retain our future earnings, if any, to finance the operation and growth of our business and do not expect to pay any dividends in the foreseeable future. As a result, the success of an investment in our common stock will depend upon any future appreciation in its value. Our common stock may not appreciate in value or even maintain the price at which investors in this offering have purchased their shares.

We cannot predict our future capital needs. As a result, we may need to raise significant amounts of additional capital. We may be unable to obtain the necessary capital when we need it, or on acceptable terms, if at all.

Our business depends on the availability of adequate funding and regulatory capital under applicable regulatory requirements. We currently anticipate that our available cash resources will be sufficient to meet our presently anticipated working capital and capital expenditure requirements for at least the next 12 months. We may need to raise additional funds to:

●	support more rapid expansion;

●	develop new or enhanced services and products;

●	respond to competitive pressures;

●	acquire complementary businesses, products or technologies; or

●	respond to unanticipated requirements.

Additional financing may not be available when needed on terms favorable to us.

For as long as we are an “emerging growth company,” we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

We are an “emerging growth company,” as defined in the Securities Act of 1933, as amended, or the Securities Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes–Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy and information statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and of shareholder approval of any golden parachute payments not previously approved. Because we intend to take advantage of these exemptions, some investors may find our common stock less attractive, which may result in a less active trading market for our common stock and our stock price may be more volatile.

In addition, the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period for complying with new or revised accounting standards.

We could remain an “emerging growth company” until June 30, 2025 or, if earlier: (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion; (ii) if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of the second fiscal quarter of any fiscal year, the last day of such fiscal year; or (iii) the date on which we have issued more than $1 billion in non-convertible debt securities during the preceding three-year period. If we are still a smaller reporting company (a company with a public float of less than $75 million) after we no longer qualify as an emerging growth company, we may be able to make use of some of the same exemptions (such as the exemption to the auditor attestation requirements of Section 404(b) of the Sarbanes–Oxley Act) as were available to us when we qualified as an emerging growth company.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, shareholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common stock.

We are not currently required to comply with Section 404(a) of the Sarbanes–Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the U.S. Securities and Exchange Commission’s, or SEC’s, rules implementing Sections 302 and 404 of the Sarbanes–Oxley Act, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Although we will be required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. However, as an “emerging growth company,” our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC or the date we are no longer an “emerging growth company.” At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.

In addition, to comply with the requirements of being a public company, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. Testing and maintaining internal control can divert our management’s attention from other matters that are important to the operation of our business. In addition, when evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. If we identify material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

In the past, we have had weaknesses in our internal control over financial reporting.

Although we are not yet required to assess our internal controls over financial reporting, our Chief Executive Officer and Chief Financial Officer have determined that there have been, in the past, weaknesses in our internal control over financial reporting, relating to our failure to receive documentation prior to paying certain invoices. As is the case with many companies of our size: (i) we did not have written documentation of our internal control policies and procedures; (ii) we did not have sufficient segregation of duties within accounting functions; (iii) we did not have adequate staff and supervision within our accounting function; and (iv) we lacked a sufficient process for periodic financial reporting, including timely preparation and review of financial reports and statements. Our Chief Executive Officer and Chief Financial Officer believe that such weaknesses have been substantially remediated through, among other things, our hiring of the CFO Squad, LLC in December 2018 as a technical accounting expert in financial reporting and controlling function in accordance with the U.S. Generally Accepted Accounting Principles (GAAP).

Shareholders may be diluted by the future issuance of additional common stock in connection with acquisitions or otherwise.

After this offering, we will have approximately            shares of common stock authorized but unissued, assuming the underwriters do not exercise their option to purchase additional shares. Our amended and restated articles of incorporation authorizes us to issue these shares of common stock and options, rights, warrants and appreciation rights relating to common stock for the consideration and on the terms and conditions established by our board of directors in its sole discretion, whether in connection with acquisitions, in future common stock offerings or otherwise. Any common stock that we issue after this offering will dilute the percentage ownership held by the investors who purchase common stock in this offering.

Substantial future sales or perceived potential sales of our common stock in the public market could cause the price of our common stock to decline significantly.

Sales of our common stock or other equity securities in the public market after this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline significantly. Upon completion of this offering, we will have             shares of common stock outstanding, assuming the underwriters do not exercise their option to purchase additional shares, of which             shares of our common stock, representing      % of our outstanding common stock immediately after this offering, will not be subject to lock-up agreements. All shares of common stock sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. The common stock outstanding after this offering will be available for sale, upon the expiration of the lock-up periods described elsewhere in this prospectus beginning from the date of this prospectus (if applicable to such holder), subject to volume and other restrictions as applicable under Rules 144 and 701 under the Securities Act. Any or all of these shares may be released prior to the expiration of the applicable lock-up period at the discretion of one of the designated representatives. To the extent shares are released before the expiration of the applicable lock-up period and sold into the market, the market price of our common stock could decline significantly.

Certain holders of our common stock will have the right to cause us to register under the Securities Act the sale of their shares, subject to the applicable lock-up periods in connection with this offering. Registration of these shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered shares in the public market could cause the price of our common stock to decline significantly.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus or in the documents incorporated by reference herein that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. . We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the section titled “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

●	the online video and entertainment industry;

●	our financial performance;

●	our ability to attract and retain customers;

●	our ability to expand our business;

●	our ability to retain and hire necessary employees and appropriately staff our operations; and

●	our estimates regarding capital requirements and needs for additional financing.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we do not intend to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $      million, based on an assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares, we estimate that we will receive an additional $      million in net proceeds.

Each $1.00 increase or decrease in the assumed initial public offering price would increase or decrease, as applicable, the net proceeds to us by approximately $         million, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions. Each increase or decrease of 1.0 million shares in the number of shares offered by us would increase or decrease, as applicable, the net proceeds to us by approximately $         million, assuming that the assumed initial public offering price, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions. If the underwriters’ over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $         million.

Although we have not yet determined with any certainty the manner in which we will allocate these net proceeds, we currently intend to use the net proceeds of this offering primarily to increase our sales and marketing efforts and expand our geographical presence. By hiring additional sales, marketing and technical personnel, we expect to accelerate our growth and take advantage of the momentum that we believe currently exists in the market for services like ours. We also intend to build out our infrastructure to handle the anticipated growth in our membership base and our product offerings.

Our management will retain broad discretion in the allocation and use of the net proceeds from this offering. The amounts and timing of these expenditures will vary depending on a number of factors, including the amount of cash generated by our operations, competitive and technological developments, and the rate of growth, if any, of our business. For example, if we were to expand our operations more rapidly than anticipated by our current plans, a greater portion of the proceeds would likely be used for the construction and expansion of facilities, working capital and other capital expenditures. Alternatively, if we were to engage in an acquisition that contained a significant cash component, some or all of the proceeds might be used for that purpose.

Pending specific utilization of the net proceeds as described above, we intend to invest the net proceeds of the offering in short-term investment grade and U.S. government securities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends after the offering or for the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our common stock will be made at the discretion of our board of directors and will depend upon, among other factors, our financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors that our board of directors may deem relevant. In addition, the terms of our credit facilities contain restrictions on our ability to declare and pay cash dividends on our capital stock.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2019:

●	On an actual basis; and

●	On a pro forma basis to give effect to the sale of shares of common stock by us in this offering at the initial public offering price of $ per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this prospectus.

	December 31, 2019
	(unaudited)	(unaudited)
	Actual	Pro Forma(1)

Cash	$817,029

Shareholders’ Deficit:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized; no shares issued and outstanding.	$-
Common stock, $0.0001 par value, 200,000,000 shares authorized; 33,146,626 shares issued and outstanding; shares issued and outstanding, as adjusted	3,315
Additional paid-in capital	11,264,089
Accumulated deficit	(13,535,698)
Total shareholders’ deficit	(2,286,294)

Total Capitalization	2,289,609

(1)	The pro forma information set forth above is illustrative only and will change based on the actual initial public offering price and number of shares issued in this offering, each determined at pricing. Each $[1.00] increase or decrease in the assumed initial public offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease pro forma cash, additional paid-in capital, total shareholder’ deficit and total capitalization by approximately $ million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each 1.0 million share increase or decrease in the number of shares offered by us would increase or decrease pro forma cash, additional paid-in capital, total shareholders’ deficit and total capitalization by approximately $ million, assuming that the assumed initial public offering price, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma number of shares to be outstanding immediately after this offering as shown above is based on shares outstanding as of December 31, 2019 and does not take into account:

●	24,367,072 shares of common stock issuable upon the exercise of outstanding warrants as of December 31, 2019 at a weighted average exercise price of $0.88 per share.

●	shares of common stock issuable upon the exercise of Representative’s warrants at an exercise price of $ per share.

●	4,240,364 shares of common stock issuable upon the exercise of outstanding convertible debt as of December 31, 2019 at a conversion price of $0.25 per share.

●	258,850 shares of common stock issuable upon the exercise of outstanding convertible debt as of December 31, 2019 at a conversion price of $0.60 per share.

DILUTION

If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the initial public offering price per share you will pay in this offering and the pro forma net tangible book value per share of our common stock after this offering. Our pro forma net tangible book value as of December 31, 2019 was $23,988,706, or $0.62 per share of common stock. Our pro forma net tangible book value per share set forth below represents our total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding on December 31, 2019.

After giving effect to our issuance and sale of              shares of common stock in this offering at an assumed initial public offering price of $       per share, the mid-point of the estimated price range shown on the cover of this prospectus, after deducting the estimated underwriting discounts and offering expenses payable by us, the pro forma net tangible book value as of December 31, 2019 would have been $             or $      per share. This represents an immediate increase in net tangible book value to existing shareholders of $      per share. The initial public offering price per share will significantly exceed the net tangible book value per share. Accordingly, new investors who purchase shares of common stock in this offering will suffer an immediate dilution of their investment of $___ per share. The following table illustrates this per share dilution to the new investors purchasing shares of common stock in this offering without giving effect to the over-allotment option granted to the underwriters:

Assumed public offering price per share	$
Net tangible book value per share as of December 31, 2019		(0.62)
Increase in net tangible book value per share attributable to the offering
Pro forma net tangible book value per share as of December 31, 2019 after giving effect to the offering
Dilution per share to new investors	$

A $1.00 increase (decrease) in the assumed initial public offering price of $ per share would increase (decrease) the pro forma net tangible book value by $                million, the pro forma net tangible book value per share after this offering by $      per share and the dilution in pro forma net tangible book value per share to investors in this offering by $      per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount and offering expenses payable by us.

Similarly, a 1.0 million increase or decrease in the number of shares of our common stock offered by us would increase or decrease our pro forma as adjusted net tangible book value by approximately $         per share and the dilution per share to investors in this offering by $         per share, assuming the assumed initial public offering price remains the same and after deducting estimated underwriting discounts and commissions payable by us. If the underwriters exercise their option to purchase additional shares in full, the pro forma as adjusted net tangible book value per share of our common stock would be $         per share, and the dilution in pro forma net tangible book value per share to investors purchasing shares in this offering would be $         per share.

If the underwriters exercise their over-allotment option in full, the pro forma net tangible book value will increase to $      per share, representing an immediate increase to existing shareholders of $      per share and an immediate dilution of $      per share to new investors. If any shares are issued in connection with outstanding options, you will experience further dilution.

The tables above assume no exercise of warrants to purchase, or conversion of debt into, shares of common stock outstanding as of December 31, 2019. At December 31, 2019, there were 24,367,072 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.88 per share, 4,240,364 shares of common stock issuable upon the exercise of outstanding convertible debt at a conversion price of $0.25 per share and 258,850 shares of common stock issuable upon the exercise of outstanding convertible debt at a conversion price of $0.60 per share. The tables above also do not take into account shares of common stock issuable upon the exercise of Representative’s warrants at a weighted average exercise price of $ per share.

If the underwriters exercise their over-allotment option in full, the number of shares held by new investors will increase to               , or      % of the total number of shares of common stock outstanding after this offering.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

The following table presents our selected historical financial data for the periods presented and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statement and notes thereto included elsewhere in this prospectus. The statements of operations data for the fiscal years ended June 30, 2019 and 2018 and the statements of financial condition data as of June 30, 2019 and 2018 are derived from our audited financial statements included elsewhere in this prospectus. The statements of operations data for the six months ended December 31, 2019 and 2018 and the statements of financial condition data as of December 31, 2019 are derived from our unaudited financial statements included elsewhere in this prospectus.

	Year Ended June 30,		Six Months Ended December 31,
	2019	2018	2019	2018
			(unaudited)	(unaudited)
Statements of Operations Data:
Total Revenue	$269,791	$1,033,443	$90,006	$163,015
Cost of Revenue	177,967	177,088	198,423	75,365
Gross Profit	91,824	856,355	(108,417)	87,650

Operating Costs and Expenses:
Compensation and benefits	568,210	1,195,877	378,366	242,526
Sales and marketing expenses	41,325	70,167	77,948	37,000
General and administrative	857,736	569,452	611,781	275,823
Total Operating Expenses	1,467,271	1,835,496	1,068,095	555,349

Loss From Operations	(1,375,447)	(979,141)	(1,176,512)	(467,699)

Total Other Income (Expense)	289,613	(581,216)	471,730	(28,460)

Net Loss	$(1,085,834)	$(1,560,357)	$(704,782)	$(496,159)

Net Loss per share, basic and diluted	$(0.04)	$(0.05)	$(0.02)	$(0.02)

	As of June 30,		As of December 31,
	2019	2018	2019
			(unaudited)
Balance Sheet Data:
Cash and Cash Equivalents	$43,094	$1,023	$817,029
Accounts Receivable	28,487	30,142	48,817
Total Assets	85,584	53,457	924,345
Total Current Liabilities	3,368,068	4,124,858	2,377,077
Total Liabilities	3,470,463	4,319,269	3,210,639
Total Shareholders’ Equity (Deficit)	(3,384,879)	(4,265,812)	(2,286,294)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our audited financial statements and the related notes thereto and other financial information appearing elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the section titled “Risk Factors.”

Overview

Revenue for the six months ended December 31, 2019 decreased by 45%, or $73,009, to $90,006, as compared with the six months ended December 31, 2018, and the net loss increased by 42% to $704,782.

Revenue for the fiscal year ended June 30, 2019 decreased by 74%, or $763,652, to $269,791, as compared with the fiscal year ended June 30, 2018, while our net loss decreased by 30%, or $474,523, to $1.085 million.

The Telebrands “single license” agreement ended on December 31, 2017, opening up the opportunity to raise additional capital for rebuilding our new “multi-license” product platform. Whereby following a two-year technology platform upgrade enabled FreeCast in late 2019 to begin to distribute numerous licenses to retail, device manufacturers/distributors (mobile, tablets, set top boxes, “smart” TV, streaming equipment, gaming systems), including private labeled models for hotel/hospitality, broadband carriers, telecommunications, and promotion companies.

We see opportunities for growth in international sales, free-trial pre-loads in manufactured devices, including mobile devices and laptops, and introducing SelectTV into the in-home market. However, we can only take advantage of these opportunities if we have sufficient capital to do so, are able to recruit the necessary staff, and are able to expand our current infrastructure. We may also face additional challenges from new competitors that may be able to launch new businesses at relatively low cost, with consumers easily being able to shift spending from one provider to another. In order to combat this, we must continue to deliver a product that is more advanced than that of competitors.

Components of our Operating Results

Revenue

Membership Revenue

We generate membership revenue through the sale of our retail facing product SelectTV, a digital interactive SmartGuide that aggregates media content on the Internet and facilitates access for our customers. Sales are originated from nationwide TV infomercials via 800-number, online website and third-party online resellers.

We also generate “renewal” membership revenue from the surviving Rabbit TV members through our Rabbit TV Plus website. Rabbit TV and Rabbit TV Plus are no longer marketed directly to consumers and serves as a separately operated platform for former Rabbit TV customers who want to maintain service. We anticipate seeking to transition the members of Rabbit TV Plus to SelectTV in the near future to eliminate the cost associated with maintaining that independent platform that continues to decrease in memberships annually.

Membership revenue is recognized ratably on a straight-line basis over the duration of the membership period, generally ranging from one to five years. All membership fees are collected at the time of purchase. Revenue is recognized when the service has been provided.

Membership revenue is presented net of cash or equity instruments provided as sales incentives to customers and distributors of the Company’s memberships. When classification of sales incentives as a reduction of revenue results in negative revenue for a specific customer or distributor on a cumulative basis (that is, since inception of the overall relationship between the Company and the customer or distributor), then the amount of the cumulative shortfall is classified as an expense.

Licensing Revenue

SelectTV is also licensed to device manufacturers, hospitality chains and telcom/broadband providers both as the SelectTV brand and through private labeling.

Advertising and Other Revenue

We generate advertising revenue pursuant to arrangements with advertising agencies and brokers. Under these arrangements, we provide the agencies and brokers the ability to sell advertising on our service directly to advertisers. We report this revenue net of amounts due to agencies and brokers because we are neither the primary obligor under these arrangements, nor do we set the pricing or establish or maintain the relationship with the advertisers.

Premium services are also available, for an additional fee, to allow single or time-limited use of private, decrypted viewing of movies, sporting events, concerts or other types of events.

Deferred revenue

Deferred revenue consists principally of both prepaid but unrecognized membership revenue and advertising fees received or billed in advance of the delivery or completion of the delivery of services. We may pay sales incentives, in cash or by issuing equity instruments, to distributors of our memberships. Such sales incentives are not recognized as deferred revenue. Rather, sales incentives are recognized in current operations when issued, regardless of amounts in deferred revenue, which may have resulted from the distributor’s efforts. Deferred revenue is recognized as revenue when the services are provided and all other revenue recognition criteria have been met.

Cost of Revenue

Cost of revenue consists primarily of hosting, product development, and infrastructure costs and the salaries and benefits related to employees in software engineering, facilities-related expenses, and information technology associated with supporting those functions. Hosting costs consist of content streaming, maintaining our Internet service and creating and serving advertisements through third-party ad servers. We make payments to third-party advertising servers in the period in which the advertising impressions are delivered or click-through actions occur, and accordingly record this as a cost of revenue in the related period. We incur product development expenses primarily for improvements to our website and related apps, development of new advertising products and development and enhancement of the guide and streaming system. Product development costs are generally expensed as incurred.

Operating Expenses

Compensation and Benefits

Compensation and benefits consist primarily of employee-related costs, including salaries and benefits related to employees in finance, accounting, internal information technology and other administrative personnel and stock-based compensation.

Sales and Marketing

Sales and marketing consist primarily of employee-related costs, including salaries, commissions and benefits related to employees in sales, sales support and marketing departments. In addition, sales and marketing expenses include external sales and marketing expenses such as third-party marketing, TV infomercials, branding, advertising, public relations expenses, commissions, facilities-related expenses, and infrastructure costs.

General and Administrative

General and administrative expenses include professional services costs for outside legal and accounting services, facilities-related expenses, travel costs, third party customer support, and credit card fees.

Six Months Ended December 31, 2019 Compared to Six Months Ended December 31, 2018

Revenue

We generally have two major components of revenue: membership revenue and other revenue.

Membership revenue decreased by 43%, or $67,424, to $89,920, in the six months ended December 31, 2019, as compared with the same period in the prior year. The decrease in membership revenue is attributable to expiration of the Amended Distribution Agreement with Telebrands on December 31, 2017 and our subsequent distribution of numerous licenses to retail, device manufacturers/distributors (mobile, tablets, set top boxes, “smart” TV, streaming equipment, gaming systems), private labeled for hotel/hospitality, broadband carriers, telecommunications, and promotion companies. We generate an average of $10.00 to $12.50 for each new annual membership we sell.

Other revenue decreased by 98%, or $5,585, to $86, in the six months ended December 31, 2019, as compared with the same period in the prior year. The decline in other revenue is relatively proportionate to the decrease in paid registered members.

Cost of Revenue

Cost of revenue increased by 163%, or $123,058, to $198,423 in the six months ended December 31, 2019, as compared with the same period in the prior year. The increase in cost of revenue is attributable to higher hosting and development costs as we continue to enhance our products’ functionality and content.

Operating Costs and Expenses

Operating expenses increased by 92%, or $512,746, to $1,068,095 in the six months ended December 31, 2019, as compared with the same period in the prior year. The increase in operating expenses resulted from additional employee headcount, professional service fees related to PCAOB accounting and auditing, and law firms in preparation of this registration statement on Form S-1, plus higher marketing costs relating to regional and national SelectTV cable and television Infomercial media buys, as we continue to initiate new revenues and updated product offerings.

Fiscal Year Ended June 30, 2019 Compared to Fiscal Year Ended June 30, 2018

Revenue

We generally have two major components of revenue: membership revenue and other revenue.

Membership revenue decreased by 74%, or $726,088 to $251,602, in the fiscal year ended June 30, 2019, as compared to the fiscal year ended June 30, 2018. The decrease in membership revenue is attributable to the one-time recognition of a large deferred revenue liability in 2018 that related to Rabbit TV USB sales that became obsolete on December 31, 2017. The decrease in membership revenue is also attributable to the fact that product sales and online renewals from legacy operations have been designed to be in decline and eventually phased out, as we entered into a ‘pre-revenue’ growth phase, in which our core product was redeveloped and it’s licensing model was strategically redesigned from a single-license model to a multi-license model.

Other revenue decreased by 67%, or $37,564, in the fiscal year ended June 30, 2019, as compared to the fiscal year ended June 30, 2018, to $18,189. As we transitioned into the development phase, registered memberships declined as the old Rabbit TV service was phased out and the new SelectTV service was being developed and optimized. As memberships during the fiscal year ended June 30, 2019 declined, traffic to our site also declined, thus generating less other revenue.

Cost of Revenue

Cost of revenue increased by less than 1%, or $879, to $177,967, in the fiscal year ended June 30, 2019, as compared to the fiscal year ended June 30, 2018. Despite a 74% decrease in membership revenue in the fiscal year ended June 30, 2019, our cost of revenue remained comparable with our cost of revenue for the prior fiscal year due to increased hosting costs in fiscal year ended June 30, 2019.

Operating Costs and Expenses

Operating expenses decreased by 20%, or $368,225, to $1,467,271 million, in the fiscal year ended June 30, 2019, as compared to the fiscal year ended June 30, 2018, largely due to the decreased personnel and decreased marketing that supports our growth.

Liquidity and Capital Resources

We have historically financed our liquidity and capital needs primarily through the use of funds generated from operations, the sale of stock and notes payable. We plan to finance our future operating liquidity and regulatory capital needs from operations and the sale of securities. Following this offering, we expect that our personnel and marketing costs will increase as we continue to implement our expansion plan.

We primarily hold and invest our cash at various financial institutions and in various instruments, including cash held at banks and money market funds which invest in short-term U.S. government securities. In general, we believe all of our investments and deposits are of high credit quality and we have more than adequate liquidity to conduct our business.

We had a working capital deficit of $1,473,236 and $3,292,391 as of December 31, 2019 and June 30, 2019, respectively. Our net cash flow for the six months ended December 31, 2019 increased by $773,935. Our net cash flow for the fiscal year ended June 30, 2019 increased by $42,071. Our cash flow for the fiscal year ended June 30, 2018 decreased by $93,127.

Net cash used in operating activities was ($1,175,794) for the six months ended December 31, 2019, as compared with ($588,880) for the six months ended December 31, 2018. The increase in operating expenses resulted from additional employee headcount, professional service fees related to PCAOB accounting and auditing, and law firms in preparation of this registration statement on Form S-1, plus higher marketing costs relating to regional and national SelectTV cable and television Infomercial media buys, as we continue to initiate new revenues and updated product offerings. Net cash used in operating activities was ($1,462,420) for the fiscal year ended June 30, 2019, as compared to net cash used in operating activities of ($740,389) for the year ended June 30, 2018. The increase in net cash used in operating activities is largely a result of the settlement of outstanding debts that were recognized in 2019 as a gain on extinguishment.

In the six months ended December 31, 2019, we sold to unrelated investors a total of 1,655,000 shares of our common stock and warrants to purchase an aggregate of 1,655,000 shares of our common stock for net proceeds of $1,655,000. In the six months ended December 31, 2018, we sold to unrelated investors a total of 785,000 shares of our common stock and warrants to purchase an aggregate of 785,000 shares of our common stock for net proceeds of $785,000

During the fiscal year ended June 30, 2019, we sold to unrelated investors a total of 1,345,000 shares of our common stock and warrants to purchase an aggregate of 1,345,000 shares of our common stock for net proceeds of $1,345,000. During the fiscal year ended June 30, 2018, we sold to unrelated investors a total of 586,000 shares of our common stock and warrants to purchase an aggregate of 586,000 shares of our common stock for net proceeds of $566,000, after deducting offering costs of $20,000.

Critical Accounting Policies and Estimates

Our financial statements and accompanying notes have been prepared in accordance with GAAP applied on a consistent basis. The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the periods presented. We evaluate these estimates and assumptions on an ongoing basis. We base our estimates on the information currently available to us and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. As of December 31, 2019, our previous estimates had not materially deviated from our results.

An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made; if different estimates reasonably could have been used; or if changes in the estimate that are reasonably likely to occur periodically could materially impact the financial statements. While our significant accounting policies are described in more detail in the notes to our financial statements included in this prospectus, we believe the following accounting policies to be critical to the estimates and assumption used in the preparation of our financial statements.

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606) or ASU 2014-09. The objective of the ASU is to establish a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers, which supersedes most of the existing revenue recognition guidance, including industry-specific guidance. The core principle is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In applying the ASU Topic 606, companies will perform a five-step analysis of transactions to determine when and how revenue is recognized. The five-step analysis consists of the following: (i) identifying the contract with a customer; (ii) identifying the performance obligations in the contract; (iii) determining the transaction price; (iv) allocating the transaction price to the performance obligations in the contract; and (v) recognizing revenue when (or as) the entity satisfies a performance obligation. Topic 606 applies to all contracts with customers except those that are within the scope of other topics in the FASB’s ASC. The Company adopted Topic 606 effective July 1, 2018 using the modified retrospective approach. The Company reviewed all contracts that were not completed as of July 1, 2018 and the adoption did not have a material impact on the Company’s consolidated financial statements.

We generate membership revenue through the renewal sales of Rabbit TV, Rabbit TV Plus, new and renewal sales through Select TV, which operates as the successor product to Rabbit TV and Rabbit TV Plus, as well as the SmartGuide, an internet distributed streaming media guide that searches and aggregates media content on the web and facilitates access to its customers through Wi-Fi-enabled devices that support streaming video. The Company both retransmits and “ingests” and distributes content.

Membership revenue is derived from online sales through search engine optimization (SEO), search engine marketing (SEM), various marketing advertising services, the utilization of resellers in the form of publishers that promote upcoming retail promotions and packages, as well as, direct sales to members (Select TV, Rabbit TV Plus). Currently, a Rabbit TV Plus account only generates renewal sales, as 100% of new sales are being met by the Select TV media guide. Select TV and Rabbit TV Plus also include free access to the Rabbit TV Mobile app, for Android and iOS devices.

Membership revenue is recognized ratably on a straight-line basis over the duration of the membership period, generally ranging from one month to five years. If the member renews early, then the expiration date is extended by the renewal period, and the additional membership fee is deferred and amortized over the additional months purchased by the member. All membership fees are collected at the time of purchase.

Cost of Revenue

Cost of revenue consists primarily of hosting, product development, and infrastructure costs and the salaries and benefits related to employees in software engineering, facilities-related expenses, and information technology associated with supporting those functions. Certain website development and internal use software development costs may be capitalized when specific criteria are met. In such cases, the capitalized amounts are amortized to cost of revenue over the useful life of the related application once the application is placed in service.

Fair Value of Financial Instruments

In August 2018, FASB issued ASU 2018-13, Changes to Disclosure Requirements for Fair Value Measurements, which will improve the effectiveness of disclosure requirements for recurring and nonrecurring fair value measurements. The standard removes, modifies, and adds certain disclosure requirements, and is effective for the Company beginning July 1, 2020, including interim periods within those annual periods. The Company is currently evaluating the impact this standard will have on its financial statements.

In June 2016, FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, that changes the impairment model for most financial assets and certain other instruments. For receivables, loans and other instruments, entities will be required to use a new forward-looking “expected loss” model that generally will result in the earlier recognition of allowance for losses. In addition, an entity will have to disclose significantly more information about allowances, credit quality indicators and past due securities. The standard is effective for the Company beginning July 1, 2020, including interim periods within those annual periods. We are currently evaluating the impact this standard will have on our financial statements.

Accounts Receivable

For accounts receivable, the Company performs ongoing credit evaluations of customers to assess the probability of accounts receivable collection based on a number of factors, including past transaction experience with the customer, evaluation of their credit history, and review of the invoicing terms of the contract. Accounts receivables are reported net of an allowance for doubtful accounts when applicable. The allowance for doubtful accounts reflects management’s best estimate of probable losses inherent in the accounts receivable balance at each reporting date. Management determines the allowance based on known troubled accounts, historical experience, and other currently available evidence. We did not recognize bad debt expense for the six months ended December 31, 2019. The balance of allowance for doubtful accounts at December 31, 2019 and June 30, 2019 was $245,240 and $245,240, respectively.

Income Taxes

Deferred tax assets and liabilities are recognized for the expected future consequences of events that have been reflected in the financial statements. The Company provides for income taxes using the asset and liability approach. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. As of June 30, 2019 and 2018, the Company had a full valuation allowance against deferred tax assets.

Jumpstart Our Business Startups Act of 2012

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012 was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.

Legal Proceedings

As of the date hereof, we know of no material, existing or pending legal proceedings against us, nor are we the plaintiff in any material proceedings or pending litigation. There are not proceedings in which any of our directors, executive officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest. From time to time, we may be subject to various claims, legal actions and regulatory proceedings arising in the ordinary course of business.

DESCRIPTION OF THE BUSINESS

Overview

We are an entertainment-based content discovery, aggregation and management company that provides SmartGuide® digital interactive technology for consumers to organize today’s numerous sources of online media similar to a traditional on-screen television, or TV, guide. Memberships to our SmartGuide technology, which beginning in October 2019 became available for purchase online and via TV Infomercials as a retail packaged “cord cutting kit/product” known as SelectTV®, and prior from 2012 through 2016 as a third party distributed brand known as Rabbit TV. Sales that occurred after 2016 were predominantly a result of legacy Rabbit TV sales, in which we maintained and operated for our existing membership base.

We also distribute numerous licenses to retail, device manufacturers/distributors (mobile, tablets, set top boxes, “smart” TV’s, streaming equipment, gaming systems), as well as private labeling for hotel/hospitality, broadband carriers, telecommunications, and promotion companies.

We have sold nearly four million memberships since our inception in 2011. As of December 31, 2019, following the end of the product lifecycle of our legacy product, Rabbit TV, and partnership with Telebrands Corp., or Telebrands, in December 2017, we’ve completed a product rebuild over more than two years, the results of which we believe not only improved upon our proprietary technology but has also positioned us to capitalize on the fast-moving nature of the industry and capture various new revenue streams. Sales that occurred during this period were predominately a result of legacy Rabbit TV sales, which was in line with our expectations, and declined over this time. During the same period, we operated as a “pre-revenue” growth company, and with investment debt, have been able to progress from our dependence on a single license with Telebrands for revenue to a multiple license model with many more retail options. Going forward, we intend to generate revenue through multiple avenues, such as membership fees, licensing, advertising and reseller referral fees.

The basis of our service platform is our proprietary content aggregation technology that automatically crawls the Internet to locate commercial-quality entertainment content from thousands of sources, including free, paid and subscription-based content. Additionally, we subscribe to the top entertainment data services such as Gracenote (owned by Nielson) and Guidebox/Reelgood whom provide real-time updates. Our technology then sorts through and manages all available commercial-quality digital media, including both live and on-demand video from free, subscription and pay-per-view (PPV) services. All of this information is then incorporated into our interactive SmartGuide presented to consumers in a familiar easy-to-use cable-like TV guide via the Internet and as a software application, on all Wi-Fi enabled devices.

The SmartGuide uses images and related information on customized guide pages to provide members with an easy way to explore all of the available media choices from one centralized account, regardless of the device or location. Upon selecting content to consume, the member is directed to the original source of the content. If content is available for free, the member is transferred to the website providing the content. If content is available through a subscription service (such as Netflix or Hulu), we allow the member to log-in to the service through our SmartGuide and the member is then directed to the subscription service’s website. If the content is PPV, the member is directed to the page requiring payment for the PPV service. We do not manipulate or distribute the source content, and the provider of the content retains all rights to and management of content.

Because we link members directly to third-party content sources and in no way manipulate, store, retransmit or distribute this content, we are not subject to licensing fees or restrictions by third-party content suppliers. We are not responsible for the availability or content of these external websites, nor do we endorse, warrant or guarantee the products, services or information described or offered. All logos and trademarks used in the guide are the sole property of their respective owners. We believe that this is a complementary relationship in which we directly supply free traffic to content suppliers, much like the print-based model employed by TV Guide in past decades.

Our SmartGuide technology is currently available on computers, “smart” phones, tablets, streaming devices and “smart” TV’s. It is available directly to consumers, branded as SelectTV, and will also be distributed by third parties, both as SelectTV and under other licensed brand names and partnerships.

Additionally, SelectTV is being sold as a part of a cord-cutting kit via TV infomercials done in partnership with Mel Arthur and Kevin Harrington (of Home Shopping Network and Shark Tank, respectively). Sales via 800-numbers and online affiliates will be followed by distribution through big box retailers.

Our strategy is to grow our SmartGuide membership business domestically and globally via wholesale licensing agreements with: (i) manufacturers of “smart” TVs, mobile phones and streaming devices; (ii) bandwidth providers; (iii) hospitality locations; and (iv) online communities of users. We work constantly to improve the customer experience, with a focus on expanding the content catalogued by our technology, enhancing our user interface and extending our service to even more Internet-connected devices.

Historically, we launched the initial SelectTV service, and displayed an accompanying device that turned any flat-screen TV into what we had branded as “The Smartest TV Ever.” In addition to the usual app manager you get with other set-top boxes, the SelectTV hardware included a fully functional web browser complete with version 1.0 of our initial SmartGuide technology. SelectTV also featured capabilities for media storage, gaming, home automation and home security. This original hardware version of SelectTV launched in November 2017 was soon thereafter discontinued in lieu of the current software-only version which has been developed to operate on most consumer Wi-Fi enabled media devices produced globally by numerous manufacturers.

Industry Overview

The way people consume entertainment has changed dramatically in recent years. The pay TV market, which includes cable and satellite TV as well as Internet-based subscription services like Sling TV, Netflix, Hulu, Disney+, Apple and Amazon, generated revenues worldwide of approximately $265 billion in 2018, based on information released by ABI Research. Due in part to the continued decline of traditional cable and satellite TV households; between 2019 and 2023, they estimate, the number of U.S. pay TV households will decline from 86.5 million to 72.7 million according to eMarketer.

Meanwhile, it is clear that connected TVs (TVs that can be connected to the internet and access content beyond what is available via the normal offering from a cable provider, or other devices that use a TV as a display and can connect to the internet to access content) and OTT (Over-the-Top, which refers to film and television content provided via a high-speed Internet connection rather than a cable or satellite provider) are growing faster than ever. It is expected that the number of digital video viewers in the U.S. will top 235 million in 2019, which represents 71.2% of the country’s population.

Furthermore, while consumers used to be able to watch a particular television program on a particular channel at a particular time (also known as linear video), the majority of consumers now watch television in a non-linear fashion. According to Nielsen’s Total Audience Report for Q1 of 2019, adults 18-34 spend 11 hours and 27 minutes connected to media every day, 66% of that time is spent on Internet-connected devices, such as computers, tablets and “smart” phones. The share of these new devices increased across all age groups with over 5% growth among 35-49 year olds in just Q1 of 2019 alone.

Options are great for consumers when it comes to deciding what to watch, but they are also decidedly complicated for an industry that continues to fragment and search for unique ways to influence consumer behavior. According to the Nielsen MediaTech Trender, 33% of adults have a rough idea what they want to watch, but are not exactly sure, and 22% do not know what they want to watch before tuning in. These habits vary by age; adults 18-34 are most open to browsing for content, as 30% have no idea what to watch and 40% have a rough idea beforehand.

We expect the trends toward non-linear digital video consumption to continue and believe that we are uniquely positioned to take advantage of this market with our products.

Sources of Revenue

FreeCast derives revenue from the following sources:

●	For members who sign up with us online via SelectTV .com, we charge a fee of $19.95 each year;

●	For members who purchase our product through third-party licensees, we receive a portion of the retail sales price from the third-party licensee;

●	License fees will be charged to device manufacturers, hospitality locations, broadband providers and telecommunications companies who will use our SmartGuide technology;

●	We receive a fee for advertising on our guide pages provided, and for in-video/pre-roll ads by Google, pursuant to the standard terms and conditions of Google’s AdSense program;

●	We receive fees through affiliate programs for content providers that have such programs for PPV programs that are purchased through our SmartGuide; and

●	We receive fees for third-party related products (such as cables to connect a device to a member’s television) that are purchased through our SmartGuide.

In Development

We continue to advance our technology stack with client/customer services, all of which are anticipated to bring value-added features and revenues to the Company, including the following:

Dynamic Ad Insertion (DAI) - The ability to serve ads to visitors on a unique personalized basis, matching their existing advertising identifiers with refined digital advertising based on their known interests.

Media Pay (MP) - Fully integrated virtual wallet system limited exclusively to digital media subscriptions (VOD, PPV, SVOD), enabling users to protect their primary personal and payment credentials. One place to manage all subscriptions and billing with easy cancellation and wallet protection.

Channel Builder (MicroChannels) – End-to-end software solution for development of digital TV channels with robust support for leading advertising formats in addition to distribution technology that allows for integration to all major providers (OTT, Over the Air, etc.). Existing robust integrations with leading DAI solutions and internal DAI solutions enable this platform to monetize at a rate higher than traditional TV.

Our Competitive Strengths

We believe that we have a number of distinct advantages over competitors and are well positioned to fill the gaps in key market segments:

●	While traditional TV providers rely on fixed terrestrial hardwired infrastructure and first-party or proprietary devices and software ecosystems, our service is delivered via the Internet.

●	Most of the products of our competitors are often limited in terms of the library of content available. For example, Netflix does not provide the same content as Amazon Prime, and neither will direct a subscriber to content available on the competing service. Because our SmartGuide catalogues content but does not distribute any content, we are able to direct members to any service that has the program they would like to watch available, whether free or fee based.

●	Many of our competitors provide services that are often tied to a single home-based device. Our SmartGuide, however, is device agnostic and may be used on any device with Internet access, thanks to a robust web-based interface and apps available on major platforms including Android TV.

●	Unlike competitors, our members continue to generate post-sale revenue through advertising on our guide pages and payments made to us through affiliate programs if members purchase media or other hardware products through our service.

Our Growth Strategies

Through SelectTV, the brand or private labeling, we plan to accelerate our licensing platform to device makers and bandwidth providers, giving them a low-cost monetizable means to offer a competitive TV service to their customers without a large investment in new infrastructure.

We also plan to launch our SelectTV retail packaged service (in territory or language specific private label variations) beyond the United States onto global markets by late 2020.

Relationship with Nextelligence, Inc.

On June 30, 2011, we entered into a Technology License and Development Agreement (as amended, the “Technology Agreement”), with Nextelligence, which is majority owned and controlled by William A. Mobley, Jr., our founder, Chief Executive Officer and Chairman of our board of directors. The Technology Agreement provides us with an exclusive 40 year license to a web-based application that installs in the end-user’s browser and any supported email functions or chat functions with search and certain other features (the “Technology”) from Nextelligence and for Nextelligence to provide all further development, improvement, modification, maintenance, management and enhancement services related to the Technology.

Pursuant to the Technology Agreement we issued 20,004,000 shares of our common stock to Nextelligence. The Technology Agreement also requires us to issue Nextelligence a warrant to purchase 4,000,000 shares of our common stock for each 2,000,000 memberships sold over 10,000,000. The Technology Agreement has a 40 year term unless terminated early based on termination events as defined in the Technology Agreement.

Competition

While there are many players in the online video space, FreeCast’s offering is unique and thus does not currently have direct, analogous competitors. Generally, any provider of online media that may appear to compete with us often in fact enjoys a mutually beneficial relationship, where their offering is captured and catalogued by our SmartGuide, which benefits our service, and we in turn send traffic and eyeballs to them as a result.

There are, however, several entities that provide services that are similar to the individual features or components of our own SmartGuide and SelectTV. They include:

●	Amazon Prime Video, through which Amazon also sells packages of content from HBO, Showtime, and others, which appear within the same interface for Prime Video subscribers.

●	Viacom’s recently-acquired PlutoTV business, which assembles online content from various sources into linear channels which are made available online, similar to the Live Channels offering within SelectTV.

●	Websites like Yidio and CanIStream.It that function as basic media search engines and point users to legal streaming sources of specified shows and movies.

●	Roku, TiVo, Amazon’s FireTV and Apple TV, which are devices that aim to serve as media managers, though these are all hardware-centric solutions and little more than app managers, in contrast to our device-agnostic approach and unified media interface for all content.

As competition in the online television space increases, we expect this to strengthen the value proposition of our product, making it more appealing to potential commercial partners and to consumers as well.

Operations

FreeCast licenses extensive entertainment data from Gracenote (a Nielsen company) and Guidebox (a ReelGood company), both at a cost of $5,000 per month.

This data is to create the most comprehensive and up-to-date catalog of content from thousands of sources directly available from the World Wide Web by using in combination with FreeCast’s own proprietary aggregation technology. The links are then compiled into our SmartGuide for use by our members. We market our service through various channels, including online advertising, broad-based media, such as television and radio, as well as various strategic partnerships. We utilize the services of third-party cloud computing providers, more specifically, Amazon Web Services.

Seasonality

Our member growth exhibits a seasonal pattern that reflects variations in when consumers buy Internet-connected devices and when they tend to increase video watching. As a consequence, member growth is generally greatest in our fourth and first quarters (October through March), slowing in our second quarter (April through June) and then accelerating in our third quarter (July through September).

Employees

As of December 31, 2019, we had 9 full-time employees, 1 furloughed employee, and 19 contract employees. Our employees are not covered by a collective bargaining agreement, and we consider our relations with our employees to be good.

Marketing

SelectTV is marketed and sold online through the SelectTV website, and through various affiliates who may sell SelectTV or a branded version of the underlying SmartGuide.

SelectTV is also now marketed via television infomercials, which direct consumers to a website and 800-number where sales occur. The product will also be sold at big box retailers in 2020, as the centerpiece of a cord-cutting kit, which will include a SelectTV annual subscription, HDTV antenna, and other cord-cutting accessories.

SelectTV is also sold by third party online resellers such as Stack Commerce, who utilizes informational and news marketing in such online publications as Cnet, Popular Science, Mashable, and others to generate interest in SelectTV whereby the consumer is linked to a purchase option.

SelectTV is sold in license packs to online loyalty program company TLC Relationship Management LTD for points redemption and awards for its clients members of these programs.

The product will also be marketed through traditional pay-per-click, social and online advertising networks such as Google Adwords, Bing, Facebook, Twitter, and others, along with organic search engine optimization, or SEO, methods. We are also establishing licensing partnerships through compatible service providers, such as bandwidth resellers, telecommunications providers, device manufacturers and media marketing partners.

Facilities

Our headquarters are located in approximately 3,360 square feet of a building located in Orlando, Florida for which we will pay between $3,539 and $3,619 per month, which includes the proportionate share of operating expenses (as defined in the lease) through February 29, 2020. UCMS, LLC leases these facilities from a third party landlord, and we sublease these facilities from UCMS.

Intellectual Property

Our intellectual property consists of:

●	Our Web Bot Media Crawler which gathers online content, including free, pay-per-view, and membership based media.

●	Our Media & Link Validator which ensures reliability of the content offered by our service.

●	A Content Management System by which we organize and deliver the content to our customers.

Our Web Bot Media Crawler and Media & Link Validator are licensed to us by Nextelligence, Inc. pursuant to the Technology Agreement described above. The Content Management System is our proprietary technology (which we purchased from Nextelligence on January 2, 2015).

Although we have an exclusive 40-year license to the Technology pursuant to the Technology Agreement, including any improvements or enhancements thereto, the Technology is owned by Nextelligence and we are not permitted to alter or enhance the Technology. Therefore, any alteration or enhancement of the Technology developed by William A. Mobley, Jr. who is both our Chief Executive Officer and the controlling shareholder of Nextelligence, will be owned by Nextelligence. We could lose our right to use such Technology in the event of, among other things, a breach of the Technology Agreement, our bankruptcy or insolvency, or a change of control in us. The Technology Agreement provides that we and Nextelligence must keep the other’s proprietary information confidential.

We rely on a combination of trademark, fair trade practice, copyright and trade secret protection laws, as well as confidentiality procedures and contractual provisions, to protect our intellectual property rights. We also enter into confidentiality agreements with our employees and any third parties who may access our proprietary information, and we rigorously control access to our proprietary technology and information. We may seek to patent certain of our intellectual property in the future.

Other Information

We were incorporated on June 21, 2011 in the State of Florida. Our principal executive offices are located at 6901 TPC Drive, Suite 200, Orlando, Florida 32822. Our telephone number is (407) 374-1603.

We maintain four websites, www.FreeCast.com, www.SelectTV.com, www.RabbitTVplus.com and www.SmartGuide.tv. The information contained on our websites is not, and should not be interpreted to be, a part of this prospectus.

Emerging Growth Company Status

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are applicable to other companies that are not emerging growth companies. Accordingly, we have included detailed compensation information for only our three most highly compensated executive officers and have not included a compensation discussion and analysis (CD&A) of our executive compensation programs in this prospectus. In addition, for so long as we are an “emerging growth company,” we will not be required to:

●	engage an auditor to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes–Oxley Act;

●	comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes;” or

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparison of the chief executive officer’s compensation to median employee compensation.

In addition, the JOBS Act provides that an “emerging growth company” can use the extended transition period for complying with new or revised accounting standards, which we have elected to take advantage of.

We will remain an “emerging growth company” until the earliest to occur of:

●	our reporting $1 billion or more in annual gross revenues;

●	our issuance, in a three year period, of more than $1 billion in non-convertible debt;

●	the end of the fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million on the last business day of our second fiscal quarter; and

●	June 30, 2025.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information about our executive officers, key employees and directors as of the date of this Registration Statement.

Name	Age	Position

William A. Mobley, Jr.	56	Chief Executive Officer and Chairman of the Board of Directors

Christopher M. Savine	61	Chief Financial Officer; Director

David Gust	59	Director

None of the events listed in Item 401(f) of Regulation S-K has occurred during the past ten years and that is material to the evaluation of the ability or integrity of any of our directors, director nominees or executive officers.

William A. Mobley, Jr. founded our Company in 2011 and has served as our Chief Executive Officer and Chairman of our board of directors since then. Before founding FreeCast, in 1999, Mr. Mobley formed Nextelligence, Inc., a technology solution and business management expertise provider, of which he is the Chief Executive Officer, a director and majority shareholder. Additionally, between 1993 and 2008, Mr. Mobley founded and was an officer and director of a number of online business solution companies, including Web2 Corp, Personal Portal Online, and World Commerce Online, and online media companies, including MegaMedia Networks and ImageCafe.com. Based on Mr. Mobley’s role as our founder, his position as the chief executive officer, and his executive level experience in Internet-based media industry, our board of directors believes that Mr. Mobley has the appropriate set of skills to serve as a member of the board.

Christopher M. Savine has served as our Chief Financial Officer since April 2014. Mr. Savine was the executive vice president and a segment chief financial officer at Cenveo, Inc., a diverse printing and packaging company, from 2009 to 2013. Prior to joining Cenveo, Mr. Savine served as executive vice president and chief financial officer at Case Interactive Media, Inc. from 2007 to 2009. Prior thereto, he spent five years at RR Donnelley & Sons Company (formerly Moore Wallace, Inc.) as the executive vice president and chief financial officer of an over $4 billion segment. From 2000 to 2002, Mr. Savine was chief financial officer of Netscape Communications Corporation and played an important role in integrating Netscape into AOL. He later served as a senior vice president - finance at AOL. Prior to joining Netscape, Mr. Savine was also chief financial officer at PennNET and Imark Communications and chief financial officer for two subsidiaries of Capital Cities/ABC, Inc., a Walt Disney Company, and was an audit manager at Peat, Markwick, Mitchell & Co. (which later merged with Klynveld Main Goerdeler and became KPMG LLP). Mr. Savine received a master’s degree in business administration in finance and a bachelor’s degree in accounting and economics from Saint Joseph’s University and was previously a Certified Public Accountant licensed in the state of Pennsylvania.

David Gust has served as a member of our board of directors since May 31, 2013. Since October 2006, Mr. Gust has held the position of vice president at Hilton Worldwide, Inc., working in marketing innovation and new product introduction. Prior to Hilton, Mr. Gust was the Chief Executive Officer of MegaMedia Networks/MegaChannels.com, an online streaming video portal for 2 years, Vice President at Hard Rock International, leading the brand management of 104 cafes in 34 countries for almost 4 years, and with the Walt Disney Company for over 13 years, most recently as the Vice President of Business Development, working on such projects as Disney Vacation Club, ESPN Zone, EuroDisney, Walt Disney World Master Planning, and the infrastructure development of various resorts. Mr. Gust received a bachelor’s degree in finance from Eastern Illinois University. Based on Mr. Gust’s extensive experience in and in-depth understanding for marketing, our board of directors believes that Mr. Gust has the appropriate set of skills to serve as a member of the board.

Board of Directors

We anticipate that two additional directors who are independent under Nasdaq rules will be appointed to our board of directors subject to and effective upon the listing of our common stock on Nasdaq.

After this offering, William A. Mobley, Jr., our Chief Executive Officer and Chairman of our board of directors, individually and through Nextelligence, Inc., which is majority owned and controlled by him, will own or control in excess of       % of our outstanding common stock, assuming the underwriters do not exercise their option to purchase additional shares. This gives Mr. Mobley effective control of our company through our board of directors and permits him to decide all matters required to be presented to shareholders for vote.

Term of Office

Our amended and restated articles of incorporation provide that our board of directors will be classified into three classes of directors as nearly equal in number as possible, designated: Class I, Class II and Class III, with each director serving for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected. Mr. Mobley’s current term as a director ends on the date of our annual meeting in 2021, Mr. Gust’s current term as a director ends on the date of our annual meeting in 2022 and Mr. Savine’s current term ends on the date of our annual meeting in 2023.

Director Independence

Upon the completion of this offering, we expect that our common stock will be listed on Nasdaq. We expect to be a “controlled company” under Nasdaq corporate governance standards because more than 50% of the voting power of our common stock following the completion of this offering will be held by Nextelligence, Inc. A “controlled company” may elect not to comply with certain Nasdaq corporate governance standards, including the requirements that: (i) we have a majority of our board of directors consists of “independent directors,” as defined under Nasdaq rules; (ii) we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (iii) we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. Following this offering, in reliance upon the foregoing exemptions, a majority of our board of directors will not consist of independent directors, we will not have a nominating and corporate governance committee, and our compensation committee will not be composed entirely of independent directors, and we may use any of these exemptions for so long as we are a controlled company. Accordingly, you will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

The “controlled company” exception does not modify the independence requirements for the audit committee, and we intend to comply with the requirements of Sarbanes-Oxley Act and Nasdaq. The rules of Nasdaq permit the composition of our audit committee to be phased-in as follows: (i) one independent committee member at the time our shares are listed on Nasdaq; (ii) a majority of independent committee members within 90 days of the date of this prospectus; and (iii) all independent committee members within one year of the date of this prospectus. Thereafter, we will be required to have an audit committee comprised entirely of independent directors. We expect to appoint two independent directors to our board subject to and effective upon the listing of our common stock on Nasdaq. If at any time we cease to be a “controlled company” under Nasdaq rules, our board of directors will take all action necessary to comply with the applicable Nasdaq rules, including appointing a majority of independent directors to our board of directors and establishing certain committees composed entirely of independent directors, subject to a permitted “phase-in” period.

Our board of directors has reviewed the independence of our directors, as well as our director nominees who will join our board of directors upon the closing of the offering, based on the listing standards of Nasdaq. Based on this review, our board of directors determined that Mr. David Gust is independent within the meaning of Nasdaq rules. In making this determination, our board of directors considered the relationships that each of these non-employee directors has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence. As required under applicable Nasdaq rules, we anticipate that our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present.

Board Committees

Our board of directors has established standing committees in connection with the discharge of its responsibilities. These committees include an Audit Committee and a Compensation Committee. Our board of directors has adopted written charters for each of these committees. Upon completion of this offering, copies of the charters will be available on our website. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

The Audit Committee will be responsible for, among other matters:

●	appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;

●	discussing with our independent registered public accounting firm the independence of its members from its management;

●	reviewing with our independent registered public accounting firm the scope and results of their audit;

●	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

●	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

●	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;

●	coordinating the oversight by our board of directors of our code of business conduct and our disclosure controls and procedures

●	establishing procedures for the confidential or anonymous submission of concerns regarding accounting, internal controls or auditing matters; and

●	reviewing and approving related-person transactions.

Upon completion of this offering, our audit committee will consist of Mr. David Gust. The Nasdaq rules require us to have one independent Audit Committee member upon the listing of our common stock, a majority of independent directors within 90 days of the date of this prospectus and all independent Audit Committee members within one year of the date of this prospectus. Our board of directors has affirmatively determined that Mr. David Gust meets the definition of “independent director” for purposes of serving on an Audit Committee under Rule 10A-3 and Nasdaq rules. Our board of directors has determined that none of our independent directors qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The Compensation Committee will be responsible for, among other matters:

●	reviewing key employee compensation goals, policies, plans and programs;

●	reviewing and approving the compensation of our directors and executive officers;

●	reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and

●	appointing and overseeing any compensation consultants or advisors.

Upon completion of this offering, our Compensation Committee will consist of Mr. David Gust. As a controlled company, we will rely upon the exemption from the requirement that our Compensation Committee be composed entirely of independent directors.

Risk Oversight

Our board of directors will oversee a company-wide approach to risk management. Our board of directors will determine the appropriate risk level for us generally, assess the specific risks faced by us and review the steps taken by management to manage those risks. While our board of directors will have ultimate oversight responsibility for the risk management process, its committees will oversee risk in certain specified areas.

Specifically, our Compensation Committee will be responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers. Our Audit Committee will oversee management of enterprise risks and financial risks, as well as potential conflicts of interests. Our board of directors will be responsible for overseeing the management of risks associated with the independence of our board of directors.

Compensation Committee Interlocks and Insider Participation

All compensation and related matters after this offering will be reviewed by our compensation committee.

Code of Business Conduct and Ethics

Upon or prior to completion of this offering, our board of directors will adopt a code of business conduct and ethics that applies to our directors, officers and employees. Upon completion of this offering, a copy of this code will be available on our website. We intend to disclose on our website any amendments to the Code of Business Conduct and Ethics and any waivers of the Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation paid during the years ended June 30, 2019 and June 30, 2018 to our principal executive officer, principal financial officer and certain of our other executive officers, who are collectively referred to as “named executive officers” elsewhere in this prospectus.

Name and Principal Position	Year	Salary		Bonus	Equity Awards	All Other Compensation		Total

William A. Mobley, Jr.	2019	$200,000		0	0	$30,000	(1)	$230,000
Chief Executive Officer	2018	$200,000	(2)	0	0	$30,000	(1)	$230,000

Christopher M. Savine	2019	$0	(3)	0	0	0		$0
Chief Financial Officer	2018	$150,000		0	0	0		$150,000

(1)	Consists of an automobile allowance.

(2)	100% of compensation to Mr. Mobley was deferred in 2018.

(3)	Mr. Savine took a furlough/leave of absence for the entirety of 2019; zero executive compensation was paid/accrued.

Potential Payments Upon Termination or Change in Control

The following table sets forth potential payments payable to our named executive officers upon a termination of employment without cause or resignation for good reason or termination of employment without cause or resignation for good reason following a change in control. The table below reflects amounts payable to our executive officers assuming their employment was terminated on June 30, 2019 and, if applicable, a change in control also occurred on such date.

	Upon Termination without Cause or Resignation for Good Reason— No Change in Control			Upon Termination without Cause or Resignation for Good Reason— Change in Control
Name	Cash Severance	Value of Accelerated Vesting	Total	Cash Severance	Value of Accelerated Vesting	Total

William A. Mobley, Jr. Chief Executive Officer	0	0	0	0	$1,850,000	$1,850,000

Christopher M. Savine Chief Financial Officer	$125,000	0	$125,000	$125,000	$0	$125,000

Overview of Our fiscal 2019 Executive Compensation

Our executive compensation program consisted of the following components of compensation in 2019:

Base Salary. Each named executive officer receives a base salary for the expertise, skills, knowledge and experience they offer to our management team. Base salaries are periodically adjusted to reflect:

●	The nature, responsibilities, and duties of the officer’s position;

●	The officer’s expertise, demonstrated leadership ability, and prior performance;

●	The officer’s salary history and total compensation, including annual cash incentive awards and annual equity incentive awards; and

●	The competitiveness of the officer’s base salary.

Each named executive officer’s base salary for the fiscal year of 2019 is listed in the 2019 Summary Compensation Table.

Equity Incentive Awards.

We issued Mr. Mobley warrants to purchase an aggregate of 5,000,000 shares of our common stock at an exercise price of $0.25 per share on October 19, 2012 and warrants to purchase 5,000,000 shares of our common stock at an exercise price of $0.25 per share on December 31, 2012. Such warrants expire on October 18, 2022 and December 30, 2022, respectively.

We sold Mr. Savine, for $50.00, warrants to purchase an aggregate of 675,000 shares of our common stock at an exercise price of $0.60 per share on May 3, 2016 and warrants to purchase 675,000 shares of our common stock at an exercise price of $0.60 per share on May 8, 2017. Such warrants expire on April 30, 2027 and April 30, 2028, respectively.

Other Benefits. We are obligated to provide to one or more of the named executive officers with an automobile allowance. In the fiscal year ended June 30, 2019, we paid Mr. Mobley an automobile allowance of $30,000.

Employment Agreements

On July 1, 2013, we entered into an employment agreement with William A. Mobley, Jr., pursuant to which Mr. Mobley agreed to act as our Chief Executive Officer, which employment agreement was initially amended on July 1, 2014 and amended for a second time on July 1, 2019 (as amended, the “Mobley Employment Agreement”). Pursuant to the terms of the Mobley Employment Agreement, Mr. Mobley is entitled to receive an annual salary of $250,000 and an automobile allowance of $2,500 per month. The term of the Mobley Employment Agreement continues until June 30, 2024. An annual cash bonus may be paid at the discretion of our board of directors. Pursuant to the terms of the Mobley Employment Agreement, Mr. Mobley may only be terminated by us upon his death, disability or for cause, as defined in the Mobley Employment Agreement.

Effective April 28, 2017, we entered into a new employment agreement with Mr. Savine which replaced a previous employment agreement (the “Savine Employment Agreement”). The initial term of the Savine Employment Agreement expired on April 27, 2018, after which the Savine Employment Agreement automatically renews on a month-to-month basis until either party terminates it. Under the Savine Employment Agreement, Mr. Savine received an annual salary of $150,000 during the initial one-year term, and he receives $250,000 per annum thereafter until a new extension is executed between the parties. In conjunction with Mr. Savine entering into the Savine Employment Agreement, we sold Mr. Savine, for $50.00, a warrant to purchase 675,000 of our shares of common stock, exercisable at $0.60 per share at any time subsequent to May 1, 2018 and expiring on April 30, 2028. An annual bonus may be paid at the discretion of our board of directors. If Mr. Savine is terminated by us as a result of death or permanent disability or if Mr. Savine terminates his employment for good reason, he shall receive payment in respect of compensation earned but not yet paid. If Mr. Savine is terminated by us other than due to his death or disability or for cause, we would be obligated to pay him at the rate of $250,000 per annum for a period of six months subsequent to the date of termination. Effective July 1, 2018, the Mr. Savine took a voluntary unpaid leave of absence from his role and responsibilities as Chief Financial Officer, and therefore the Company didn’t pay or accrue any executive compensation related to Mr. Savine during 2019.

Outstanding Equity Incentive Awards At Fiscal Year-End

The following table sets forth certain information regarding all outstanding equity awards held by our named executive officers as of June 30, 2019.

Name	Number of Securities Underlying Unexercised Warrants (#) Exercisable	Number of Securities Underlying Unexercised Warrants (#) Unexercisable	Warrant Exercise Price ($)	Warrants Expiration Date	Number of Shares of Stock that have not vested (#)	Market value of Shares of Stock that have not vested ($)

William A. Mobley, Jr.	5,000,000	-	$0.25	October 18, 2022	-	-
	5,000,000	-	$0.25	December 30, 2022	-	-

Christopher M. Savine	675,000	-	$0.60	April 30, 2027	-	-
	675,000	-	$0.60	April 30, 2028	-	-

Warrant Exercises and Stock Vested

No officers or directors exercised warrants and no stock vested during the fiscal year of 2019.

Non-Executive Director Compensation

The non-executive members of our board of directors have not received any compensation prior to this offering and no arrangements have been entered into in relating to compensation after this offering. Following this offering, our board of directors will establish a compensation package for the non-executive members of our board of directors.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or has served during the last completed fiscal year, on the compensation committee or the board of directors of any other entity that has one or more officers serving as a member of our board of directors.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

On June 30, 2011, we entered into a Technology License and Development Agreement, which was amended and restated on October 19, 2012, and further amended on July 1, 2013 (as amended, the “Technology Agreement”), with Nextelligence, which is majority owned and controlled by William A. Mobley, Jr., our founder, Chief Executive Officer and Chairman of our board of directors. The Technology Agreement provides us with an exclusive 40 year license to certain technology from Nextelligence and for Nextelligence to provide all further development, improvement, modification, maintenance, management and enhancement services related to such technology. Nextelligence is our parent entity by virtue of its ownership of more than 80% of our outstanding common stock prior to this offering.

Pursuant to the Technology Agreement, we issued 20,004,000 shares of our common stock to Nextelligence. The Technology Agreement also requires us to issue Nextelligence a warrant to purchase 4,000,000 shares of our common stock for each 2,000,000 memberships sold over 10,000,000. The Technology Agreement has a 40-year term unless terminated early based on termination events as defined in the Technology Agreement.

On July 1, 2018, we signed a revolving convertible note agreement with Nextelligence, which was amended and restated as of July 2, 2018, for an amount up to $500,000; with any borrowings on this loan being at our complete discretion. Outstanding principal accrues interest at 12% per annum, and is due and payable on July 12, 2020. In lieu of repayment, at Nextelligence’s option, all or part of the outstanding principal and accrued interest is convertible into shares of our common stock at a conversion price of $0.25 per share. As of December 31, 2019, the outstanding principal and interest due under this loan is $342,701.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 31, 2019, certain information concerning the beneficial ownership of our common stock by: (i) each shareholder known by us to own beneficially five percent or more of our outstanding common stock or series a common stock; (ii) each director; (iii) each named executive officer; and (iv) all of our executive officers and directors as a group, and their percentage ownership and voting power.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option, or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. As of December 31, 2019, we had 33,146,626 shares of common stock outstanding.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage Total Voting Power Before Offering	Percentage Total Voting Power After Offering

William A. Mobley, Jr. (2)	35,613,027	77.37%	%

Christopher M. Savine (3)	2,425,000	7.03%	%

David Gust	0	0%	0%

All officers and directors as a Group (three persons)	38,038,027	80.14%	%

Nextelligence, Inc. (4)	22,617,889	65.31%	%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of such individual is c/o FreeCast, Inc., 6901 TPC Drive, Suite 200, Orlando, Florida 32822.

(2)	Consists of: (i) 991,138 shares of common stock held of record by Mr. Mobley; (ii) 4,000 shares of common stock held of record by Telebrands for which Mr. Mobley acts as trustee pursuant to a Voting Trust Agreement; (iii) 4,000,000 shares of common stock underlying immediately exercisable warrants held of record by Telebrands for which Mr. Mobley acts as trustee pursuant to a Voting Trust Agreement; (iv) 21,172,085 shares of common stock held of record by Nextelligence, Inc., for which William A. Mobley, Jr. is an officer, director and majority shareholder; (v) 10,000,000 shares of common stock underlying immediately exercisable warrants held of record by Mr. Mobley; and (vi) 1,370,804 shares of common stock underlying an immediately convertible promissory note held by Nextelligence, Inc., for which William A. Mobley, Jr. is an officer, director and majority shareholder.

(3)	Consists of: (i) 1,075,000 shares common stock held of record by Mr. Savine; and (ii) 1,350,000 shares of common stock underlying immediately exercisable warrants held of record by Mr. Savine.

(4)	Consists of: (i) 21,172,085 shares of common stock held of record by Nextelligence, Inc.; and (ii) 1,370,804 shares of common stock underlying an immediately convertible promissory note held by Nextelligence, Inc. William A. Mobley, Jr. is an officer, director and majority shareholder of Nextelligence, Inc.

Voting Stock

Holders of our common stock are entitled to elect a minority of our board of directors, and each share of our common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. Therefore, holders of our common stock will have little ability to influence our management and operations.

Shareholders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than fifty percent (50%) of our common stock can elect all directors entitled to be elected by the common shareholders.

Voting Trust Agreement

On October 15, 2012, we entered into a Voting Trust Agreement with Telebrands and William A. Mobley, Jr. The Voting Trust Agreement appoints William A. Mobley, Jr. as the trustee of all the shares of our common stock owned by Telebrands at any time (the “Entrusted Shares”). Telebrands currently owns 4,000 shares of our common stock and warrants to purchase up to 20,000,000 shares of our common stock (of which only 4,000,000 are earned and currently exercisable until October 14, 2022). Pursuant to the Voting Trust Agreement, Mr. Mobley is entitled to exercise all rights relating to the voting and disposition of the Entrusted Shares, provided, however, Mr. Mobley is not allowed to effect a disposition or permit registration of the Entrusted Shares with the Securities and Exchange Commission or any state securities administrators unless Nextelligence, Inc., which is majority owned and controlled by Mr. Mobley, simultaneously effects a disposition or permits registration of an identical proportion of our voting securities held by Nextelligence on the same terms and conditions. In addition, Mr. Mobley may not permit a disposition or registration of any voting securities of the Company that Nextelligence holds unless he simultaneously effects a disposition or registration of an identical proportion of the Entrusted Shares on the same terms and conditions.

The term of such trust ends upon the earlier to occur, of: (i) Mr. Mobley ceases to be an affiliate of the Company, as defined in the Voting Trust Agreement; or (ii) the disposition of all of the Entrusted Shares.

We are obligated to indemnify Mr. Mobley against any liabilities, damages, claims, taxes, deficiencies, assessments, losses, penalties, interest, costs and expenses paid or incurred by him in connection with the Voting Trust Agreement, unless those paid or incurred are a result of the gross negligence, willful misconduct or bad faith of Mr. Mobley.

DESCRIPTION OF SECURITIES

General

Our charter authorizes the issuance of up to 200,000,000 shares of common stock, par value $0.0001 per share and 5,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

As of December 31, 2019, we had 33,146,626 shares of our common stock outstanding. Holders of our common stock are entitled to elect a minority of our board of directors, and each share of our common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. All matters, other than the election of directors, at meetings of shareholders are decided by a majority of the votes cast at such meeting, either in person or by proxy.

Shareholders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than fifty percent (50%) of our common stock can elect all directors entitled to be elected.

Preferred Stock

No shares of preferred stock are currently outstanding. Our board of directors may designate the authorized but unissued shares of the Preferred Stock with such rights and privileges as our board of directors may determine. As such, our board of directors may issue 5,000,000 preferred shares and designate the conversion, voting and other rights and preferences without notice to our shareholders and without shareholder approval.

Transfer Agent

The transfer agent for our common stock is Interwest Transfer Co., Inc., Salt Lake City, Utah.

Listing

We anticipate applying to have our common stock listed on the Nasdaq Capital Market under the symbol “            ”.

Holders

As of December 31, 2019, there were 33,146,626 shares of common stock outstanding, which were held by approximately 111 record shareholders.

Shares Eligible For Future Sale Pursuant to Rule 144

As of              , 2020, an aggregate of               shares of our common stock are eligible for immediate resale pursuant to Rule 144 promulgated under the Securities Act. As of              , 2020, we will have been a reporting company for 90 days and, accordingly, all shares of our common stock acquired on or prior to              , 2020 (including shares of common stock that are issued upon conversion of Preferred Stock acquired on or prior to such date) will become eligible for resale pursuant to Rule 144.

Registration Rights

The following table provides information about certain warrants issued to certain of our executive officers and employees that have registration rights. The registration rights contained in the warrants permit the holder of the warrant, at any time and from time to time, to require us to register the warrant and the shares underlying the warrant. Such persons have entered into lock-up agreements pursuant to which they will not be permitted to sell our securities for 180 days after the closing of this offering.

Name	Shares Underlying Warrant	Date Exercisable	Exercise Price	Termination Date
William A. Mobley, Jr.	2,500,000	July 16, 2016	$0.25	October 18, 2022
William A. Mobley, Jr.	2,500,000	July 16, 2017	$0.25	October 18, 2022
William A. Mobley, Jr.	2,500,000	July 16, 2018	$0.25	December 30, 2022
William A. Mobley, Jr.	2,500,000	July 16, 2019	$0.25	December 30, 2022
Gary D. Lipson	2,500,000	July 16, 2016	$0.25	November 15, 2022
Gary D. Lipson	2,500,000	July 16, 2017	$0.25	November 15, 2022

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation and Bylaws, subject to the provisions of Florida Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

UNDERWRITING

Alexander Capital, L.P. is acting as the book running manager of the offering, and we have entered into an underwriting agreement on the date of this prospectus, with them as underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters and the underwriters have agreed to purchase from us, at the public offering price per share less the underwriting discounts set forth on the cover page of this prospectus.

The underwriters are committed to purchase all the shares of common stock offered by us other than those covered by the option to purchase additional shares described below, if they purchase any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of ___ additional shares (15% of the shares sold in this offering) from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, it will purchase shares covered by the option at the public offering price per share that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total offering price to the public will be $_____ and the total net proceeds, before expenses, to us will be $____.

Discount

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Total With No Exercise of Over- Allotment Option	Total With Full Exercise of Over- Allotment Option
Public offering price	$	$	$
Underwriting discount (9%)	$	$	$
Proceeds, before expenses, to us	$	$	$

The underwriters propose to offer the shares offered by us to the public at the public offering price per share set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of $            per share. If all of the shares offered by us are not sold at the public offering price per share, the underwriters may change the offering price per share and other selling terms by means of a supplement to this prospectus.

We will pay the out-of-pocket accountable expenses of the underwriters in connection with this offering. The underwriting agreement, however, provides that in the event the offering is terminated, any advance expense deposits paid to the underwriters will be returned to the extent that offering expenses are not actually incurred in accordance with FINRA Rule 5110(f)(2)(C).

We have agreed to pay the underwriters’ non-accountable expenses allowance equal to 1% of the public offering price of the shares (excluding shares that we may sell to the underwriters to cover over-allotments). We have also agreed to pay the underwriters’ expenses relating to the offering, including (a) all filing fees incurred in clearing this offering with FINRA; (b) fees, expenses and disbursements relating to background checks of our officers and directors; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the underwriters; (d) stock transfer or stamp taxes, if any, payable upon the transfer of shares of our common stock to the underwriters; (e) the costs associated with bound volumes of the public offering materials as well as Lucite cube mementos; (f) the cost associated with the underwriter’s use of book-building and compliance software for the offering, (g) the underwriters’ actual accountable road show expenses for the offering; and (h) up to $75,000 for the fees of the underwriters’ counsel; provided, the maximum amount we have agreed to pay the underwriters for items (b), (e), (f), (g) and (h) above is $150,000.

We have granted to the underwriters an irrevocable right of first refusal to act as sole investment banker, sole book-runner or sole underwriter in connection with any public underwriting or private placement of debt or equity securities until twelve (12) months after completion of this offering.

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $___.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Underwriter Warrants

We have agreed to issue to the underwriters warrants to purchase up to a total of 6% of the shares of common stock sold in this offering (excluding the shares sold through the exercise of the over-allotment option). The warrants are exercisable at $___ per share (120% of the public offering price) commencing on a date which is one year from the effective date of the offering under this prospectus supplement and expiring on a date which is no more than five (5) years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G). The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriters (or their permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from effectiveness. In addition, the warrants provide for registration rights upon request, in certain cases. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by the underwriters, if any, participating in this offering and the underwriters participating in this offering may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters that will make Internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the Registration Statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters in their capacity as underwriters, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

●	Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

●	Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option or purchasing shares in the open market.

●	Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over- allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

●	Penalty bids permits the underwriters to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result, the price of our common stock or warrants in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our common stock on Nasdaq in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

The underwriters and their respective affiliates may, in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees. However, except as disclosed in this prospectus, we have no present arrangements with the underwriters for any further services.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Determination of Offering Price

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated between the underwriters and us. In determining the initial public offering price of our common stock, the underwriters will consider, among other things:

●	the prospects for our company and the industry in which we operate;

●	our financial information;

●	financial and operating information and market valuations of publicly traded companies engaged in activities similar to ours;

●	the prevailing conditions of U.S. securities markets at the time of this offering;

●	the recent market prices of, and the demand for, publicly traded shares of generally comparable companies;

●	our past and present financial and operating performance; and

●	other factors deemed relevant by us and the underwriters.

Neither we nor the underwriters can assure investors that an active trading market will develop for our common shares, or that the shares will trade in the public market at or above the initial public offering price.

Miscellaneous

A prospectus in electronic format may be made available on websites maintained by the underwriters. These websites and the information contained on these websites, or connected to these websites, are not incorporated into and are not a part of this prospectus. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative of the underwriters to underwriters that may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby has been passed upon for us by Bahnsen Legal Group, PLLC, Boca Raton, Florida. Cozen O’Connor P.C., Minneapolis, Minnesota, is acting as counsel to the underwriters.

EXPERTS

Sadler, Gibb & Associates, LLC, independent registered public accounting firm, has audited our financial statements at June 30, 2019 and 2018 and for each of the two years in the period ended June 30, 2019 as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Sadler, Gibb & Associates, LLC’s report which includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes amendments and exhibits, under the Securities Act and the rules and regulations under the Securities Act for the registration of common stock being offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information that is in the registration statement and its exhibits and schedules. Certain portions of the registration statement have been omitted as allowed by the rules and regulations of the SEC. Statements in this prospectus that summarize documents are not necessarily complete, and in each case you should refer to the copy of the document filed as an exhibit to the registration statement. You may read and copy the registration statement, including exhibits and schedules filed with it, and reports or other information we may file with the SEC from the SEC’s Internet site at www.sec.gov.

Upon completion of this offering, we will become subject to information and periodic reporting requirements of the Exchange Act and we will file annual, quarterly and current reports, proxy statements, and other information with the SEC.

FreeCast, Inc.

Index to Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Freecast, Inc.:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Freecast, Inc. (“the Company”) as of June 30, 2019 and 2018, the related statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended June 30, 2019 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2019, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Sadler, Gibb & Associates, LLC

We have served as the Company’s auditor since 2019.

Salt Lake City, UT

December 12, 2019

FREECAST, INC.

BALANCE SHEETS

AS OF JUNE 30, 2019 AND 2018

	2019	2018
ASSETS
Current assets:
Cash	$43,094	$1,023
Accounts receivable, net	28,487	30,142
Other currents assets	4,096	1,508
Total Current assets	75,677	32,673

NON-CURRENT ASSETS:
Property and equipment, net	9,907	17,284
Intangible assets	-	3,500
Total non-current assets	9,907	20,784
TOTAL ASSETS	$85,584	$53,457

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Account payable and accrued expenses	$727,346	$880,929
Accounts payable and accrued expenses - related party	814,579	726,986
Convertible notes payable – related party	49,982	49,982
Revolving convertible notes payable, net of debt discount	30,005	-
Notes payable – related party	71,914	71,280
Notes payable	1,603,472	2,268,574
Current portion of deferred revenue	70,770	127,107
Total Current Liabilities	3,368,068	4,124,858

LONG TERM LIABILITIES:
Deferred revenue, net of current position	102,395	194,411
Total Long-Term Liabilities	102,395	194,411

TOTAL LIABILITIES	3,470,463	4,319,269

STOCKHOLDERS’ DEFICIT:
Preferred stock, $0.001 par value, 5,000,000 shares authorized; and zero shares issued and outstanding	-	-
Common stock, $0.001 par value, 200,000,000 authorized, 31,491,626 and 29,978,554 shares issued and outstanding at June 30, 2019 and 2018, respectively	3,150	2,998
Additional paid-in capital	9,442,887	7,476,272
Accumulated deficit	(12,830,916)	(11,745,082)
TOTAL STOCKHOLDERS’ DEFICIT	(3,384,879)	(4,265,812)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$85,584	$53,457

The accompanying notes are an integral part of these financial statements

FREECAST, INC.

STATEMENTS OF OPERATIONS

	For the Years Ended June 30,
	2019	2018
REVENUES:
Membership	$251,602	$977,690
Other Revenue	18,189	55,753
TOTAL REVENUE	269,791	1,033,443

COST OF REVENUE:
Cost of Revenue	177,967	177,088
TOTAL COST OF REVENUE	177,967	177,088

GROSS PROFIT	91,824	856,355

OPERATING COSTS AND EXPENES:
Compensation and benefits	568,210	1,195,877
Sales and marketing expense	41,325	70,167
General and administrative	857,736	569,452
TOTAL OPERATING EXPENSES	1,467,271	1,835,496

LOSS FROM OPERATIONS	(1,375,447)	(979,141)

OTHER INCOME (EXPENSE):
Interest income (expense), net	(342,138)	(576,062)
Other (expense) income, net	5,289	(5,154)
Gain on the extinguishment of debt	626,462	-
TOTAL OTHER INCOME (EXPENSE)	289,613	(581,216)

NET LOSS BEFORE INCOME TAX	(1,085,834)	(1,560,357)

Income tax expense (benefit)	-	-

NET LOSS	$(1,085,834)	$(1,560,357)

Loss per common share – basic and diluted	$(0.04)	$(0.05)

Weighted average common shares outstanding – basic and diluted	30,782,473	29,685,420

The accompanying notes are an integral part of these financial statements

FREECAST, INC.

STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED JUNE 30, 2019 AND 2018

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit

Balance as of June 30, 2017	29,364,554	$2,936	$6,374,878	$(10,184,725)	$(3,806,911)

Common stock issued for cash	614,000	62	565,939	-	566,001
Stock based compensation	-	-	267,438	-	267,438
Beneficial conversion feature	-	-	268,017	-	268,017
Net loss	-	-	-	(1,560,357)	(1,560,357)
Balance as of June 30, 2018	29,978,554	$2,998	$7,476,272	$(11,745,082)	$(4,265,812)

Common stock issued for cash	1,345,000	135	1,344,865	-	1,345,000
Stock issued for conversion of debt	153,072	15	153,057	-	153,072
Common stock issued for services	15,000	2	14,988		15,000
Stock based compensation			32,989	-	32,989
Beneficial conversion feature	-	-	420,706	-	420.706
Net loss	-	-	-	(1,085,834)	(1,111,583)
Balance as of June 30, 2019	31,491,626	$3,150	$9,442,887	$(12,830,916)	$(3,384,879)

The accompanying notes are an integral part of these financial statements

FREECAST, INC.

STATEMENTS OF CASH FLOWS

	Year Ended June 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITES:
Net Loss	$(1,085,834)	$(1,560,357)

Reconciliation of net loss to net cash used in operating activities
Depreciation expense	7,377	8,292
Stock based compensation	32,989	267,438
Impairment Expense	3,500	-
Beneficial conversion feature	-	268,017
Gain on the extinguishment of debt	(626,462)	-
Amortization of debt discount	230,860	49,758
Provision for doubtful accounts	-	16,023
Note principal increases upon default	-	102,213
Common stock issued for services	15,000	-
Changes in operating assets and liabilities:
Accounts Receivable	1,655	8,840
Other current assets	(2,588)	1,116
Accounts payable and accrued expenses	21,843	378,064
Accounts payable and accrued expenses related party	87,593	341,157
Deferred revenue	(148,353)	(620,950)

NET CASH USED IN OPERATING ACTIVITIES	(1,462,420)	(740,389)

CASH FLOWS FROM INVESTING ACTIVITIES:

NET CASH USED IN INVESTING ACTIVITES	-	-

CASH FLOWS FROM FINANCING ACTIVITES:
Proceeds from issuance of common stock	1,345,000	566,001
Proceeds from notes payable - related party	471,674	85,350
Repayments on notes payable - related party	(212,183)	(64,088)
Proceeds from notes payable	-	60,000
Repayments on notes payable	(100,000)	-

NET CASH PROVIDED BY FINANCING ACTIVITIES:	1,504,491	647,263

Net change in cash	42,071	(93,127)

Cash and cash equivalents, beginning of year	1,023	94,150

Cash and cash equivalents, end of year	$43,094	$1,023

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$-	$921

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Note payable used to pay other debts	$-	$646,358
Conversion of debt to equity	$153,072	$-
Issuance of Beneficial Conversion Features	$420,706	$-

The accompanying notes are an integral part of these financial statements

FREECAST, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2019 AND 2018

Note 1 – Organization and Description of Business

FreeCast, Inc. (the “Company”) developed and markets an interactive digital media guide that facilitates access to a virtual library of entertainment media. The Company is based in Orlando, Florida and was founded in 2011 as a Florida Corporation. The Company’s primary products are SmartGuide and Select TV. Both SmartGuide and Select TV utilize the Company-designed proprietary technology that searches, and aggregates internet distributed streaming media into an electronic media guide. SmartGuide is licensable to brands/manufacturers of devices with large online user bases, while Select TV is a retail package that is sold by monthly and/or annual subscriptions.

Going Concern

The Company’s operating history has incurred recurring losses from operations since inception, accumulating a deficit of approximately $12.83 million as of June 30, 2019. For the fiscal years ended June 30, 2019 and 2018, the Company incurred net losses of approximately $1.08 million and $1.56 million, respectively. The Company may incur additional losses and negative operating cash flows in the future. Failure to generate sufficient revenues, reduce spending or raise additional capital could adversely affect the Company’s ability to achieve its intended business objectives. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

Since the inception of the Company in 2011, the operations of the Company have been funded primarily through sales of common stock to private investors, debt financing and exchange of common stock for services received by the Company. Management cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that the Company raises additional funds by issuing equity securities, the Company’s stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact the Company’s ability to conduct business.

The accompanying financial statements for the fiscal years ended June 30, 2019 and 2018 have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. During the 2020 fiscal year, management intends to raise additional debt and/or equity financing to fund future operations and to provide additional working capital. However, there is no assurance that such financing will be consummated or obtained in sufficient amounts necessary to meet the Company’s needs. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented.

Use of Estimates

The preparation of these financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and disclosure in the accompanying notes. Actual results may differ from those estimates and such differences may be material to the financial statements. The more significant estimates and assumptions by management include among others: accounts receivable realization, the valuation allowance on deferred tax assets, the valuation of the Company’s common stock, operating expense accruals, and revenue recognition.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities at the date of purchase of three months or less to be cash equivalents. Cash and cash equivalents include bank demand deposits, marketable securities with maturities of three months or less at purchase, and money market funds that invest primarily in certificates of deposits, commercial paper and U.S. government and U.S. government agency obligations. Cash equivalents are reported at fair value.

Accounts receivable

Accounts receivable are carried at original invoice amount less an estimate made for holdbacks and doubtful receivables based on a review of all outstanding amounts. The Company determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions and set up an allowance for doubtful accounts when collection is uncertain. Customers’ accounts are written off when all attempts to collect have been exhausted. Recoveries of accounts receivable previously written off are recorded as income when received. At June 30, 2019 and 2018, the accounts receivable reserve was approximately $245,240 and $245,240, respectively.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is determined on a straight-line basis over the estimated useful lives of the assets, which generally range from three to five years. Maintenance and repairs are charged against expense as incurred.

Impairment of Long-lived Assets

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable as prescribed by ASC Topic 360-10-05. “Property, Plant and Equipment”. If the carrying amount of the asset, including any intangible assets associated with that asset, exceeds it estimated undiscounted net cash flow, before interest, the Company will recognize an impairment loss equal to the difference between it carrying amount and its estimated fair value. As of June 30, 2019, the Company recognized $3,500, in impairment losses.

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) or ASU 2014-09. The objective of the ASU is to establish a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers, which supersedes most of the existing revenue recognition guidance, including industry-specific guidance. The core principle is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In applying the ASU, companies will perform a five-step analysis of transactions to determine when and how revenue is recognized. The five-step analysis consists of the following: (i) identifying the contract with a customer, (ii) identifying the performance obligations in the contract, (iii) determining the transaction price, (iv) allocating the transaction price to the performance obligations in the contract and (v) recognizing revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 applies to all contracts with customers except those that are within the scope of other topics in the FASB’s ASC. The Company adopted ASU 2014-09 effective July 1, 2018 using the modified retrospective approach. The Company reviewed all contracts that were not completed as of July 1, 2018 and the adoption did not have a material impact on the Company’s consolidated financial statements.

Membership revenue

The Company generates membership revenue through the renewal sales of Rabbit TV, Rabbit TV Plus, new and renewal sales through Select TV, which operates as the successor product to Rabbit TV and Rabbit TV Plus, as well as the SmartGuide, an internet distributed streaming media guide that searches and aggregates media content on the web and facilitates access to its customers through Wi-Fi-enabled devices that support streaming video. The Company both retransmits and “ingests” and distributes content.

Membership revenue is derived from online sales through search engine optimization (SEO), search engine marketing (SEM), various marketing advertising services, the utilization of resellers in the form of publishers that promote upcoming retail promotions and packages, as well as, direct sales to members (Select TV, Rabbit TV Plus). Currently, a Rabbit TV Plus account only generates renewal sales, as 100% of new sales are being met by the Select TV media guide. Select TV and Rabbit TV Plus also include free access to the Rabbit TV Mobile app, for Android and iOS devices.

Membership revenue is recognized ratably on a straight-line basis over the duration of the membership period, generally ranging from one month to five years. If the member renews early, then the expiration date is extended by the renewal period, and the additional membership fee is deferred and amortized over the additional months purchased by the member. All membership fees are collected at the time of purchase.

Under the previous “Amended Distribution Technology Agreement”, the Company provided the right to Telebrands to market, promote, sell, and distribute memberships to access Rabbit TV and Rabbit TV plus via the internet. Per the agreement, the Company shall pay to Telebrands the greater of (i) (A) the number of memberships sold and funds collected, multiplied by (B) seventy-five cents ($0.75) or (ii) fifty percent (50%) of the Company’s net profits derived from the Company’s sales under the Amended Distribution Agreement and is included in sales and marketing expense in the Company’s Statements of Operations.

On January 2, 2015, the Company entered into a purchase agreement which transferred the Media Content Management System (“MCMS”) to the Company in consideration for the extinguishment of outstanding debt. Subsequently, the parties entered into a “Revision to the Second Amended and Restated Technology License and Development Agreement” which as of June 30, 2016 terminates all payments to Nextelligence pursuant to the “Second Amended and Restated Technology Agreement” signed and entered into July 31, 2014. After June 30, 2016, Nextelligence no longer has the right to sell, market, and distribute membership access to Rabbit TV and Rabbit TV Plus, either via USB “dongle” or internet.

Prior to the June 30, 2016 “Revision”, the Company evaluated the criteria outlined in ASC Topic 605-45, Principal Agent Considerations, in determining whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as commissions. Rabbit TV fees paid by customers through Telebrands is reported net of any fees payable to or retained by Telebrands. This is because, although the Company is the primary obligor, the Company does not establish the sales price and does not have credit risk. Rabbit TV Plus fees paid by customers to the Company is reported gross of fees or commissions paid to Telebrands. Since the Company is the primary obligor in the transaction, has latitude in establishing the sales price, and has the credit risk, revenue is recorded on a gross basis. During the first six months of Fiscal Year ending June 30, 2019, the Company recognized the last of deferred revenue related to former relationship with Telebrands.

Advertising and other revenue

The Company generates advertising revenue pursuant to arrangements with advertising affiliates and brokers. Under these arrangements, the Company provides the agencies and brokers the ability to sell advertising inventory on the Company’s service directly to advertisers. The Company reports this revenue net of amounts due to agencies and brokers because the Company is not the primary obligor under these arrangements nor does the Company set the pricing or establish or maintain the relationship with the advertisers.

	Reportable Segments
	June 30,
	2019	2018

Subscriptions	$251,602	$965,902
Advertising	780	13,774
Affiliates	5,409	41,767
Private Label Setup	12,000	12,000
Total	$269,791	$1,033,443

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. Cash and cash equivalents of the Company are exposed to credit risk, subject to federal deposit insurance, in the event of default by the financial institutions holding its cash and cash equivalents to the extent of amounts recorded on the condensed balance sheet. The cash accounts are insured by the Federal Deposit Insurance Corporation up to $250,000. At June 30, 2019 and 2018, respectively, the Company has no cash balances in excess of insured limits.

For accounts receivable, the Company performs ongoing credit evaluations of customers to assess the probability of accounts receivable collection based on a number of factors, including past transaction experience with the customer, evaluation of their credit history, and review of the invoicing terms of the contract. Accounts receivables are reported net of an allowance for doubtful accounts when applicable. The allowance for doubtful accounts reflects management’s best estimate of probable losses inherent in the accounts receivable balance at each reporting date. Management determines the allowance based on known troubled accounts, historical experience, and other currently available evidence. The Company recognized bad debt expense for the fiscal years ended June 30, 2019 and 2018 of $0 and $13,857, respectively. In addition, the balance of allowance for doubtful accounts at June 30, 2019 and 2018 of $245,240 and $245,240, respectively.

Cost of Revenue

Cost of revenue consists primarily of hosting, product development, infrastructure costs and the salaries and benefits related to employees in software engineering, facilities-related expenses, and information technology associated with supporting those functions. Hosting costs consist of content streaming, maintaining our internet service and creating and serving advertisements through third-party advertising servers. The Company makes payments to third-party advertising servers in the period in which the advertising impressions are delivered or click-through actions occur, and accordingly records this as a cost of revenue in the related period. The Company incurs product development expenses primarily for improvements to the Company’s website, the apps, development of new advertising products and development and enhancement of the guide and streaming system. Product development costs are generally expensed as incurred. Certain website development and internal use software development costs may be capitalized when specific criteria are met. In such cases, the capitalized amounts are amortized to cost of revenue over the useful life of the related application once the application is placed in service.

Sales and Marketing

Sales and marketing consist primarily of contracts with third-party operators as well as employee-related costs, including salaries, commissions and benefits related to employees in sales, sales support and marketing departments. In addition, sales and marketing expenses include external sales and marketing expenses such as third-party marketing, branding, advertising, public relations expenses, commissions, facilities-related expenses, and infrastructure costs. Formally, commissions include amounts paid to Telebrands, however the relationship with other third-party websites for customer acquisition when the customer clicks through to the Company and signs up for service still receive commission.

Fair Value of Financial Instruments

In accordance with the reporting requirements of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 825, “Financial Instruments”, the Company calculates the fair value of its assets and liabilities which qualify as financial instruments under this standard and includes this additional information in the notes to the financial statements when the fair value is different than the carrying value of those financial instruments. Cash, cash equivalents and accounts payable are accounted for at costs which approximates fair value due to the relatively short maturity of these instruments. The carrying value of notes payables also approximate fair value since they bear market rates of interest and other terms. None of these instruments are held for trading purposes.

Income Taxes

The Company provides for income taxes using the asset and liability approach. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. As of June 30, 2019 and 2018, the Company had a full valuation allowance against deferred tax assets.

Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) attributable to all classes of common stockholders of the Company by the weighted average number of shares of all classes of common stock outstanding during the applicable period. Diluted earnings (loss) per share is determined in the same manner as basic earnings (loss) per share, except that the number of shares is increased to include restricted stock still subject to risk of forfeiture and to assume exercise of potentially dilutive stock options using the treasury stock method, unless the effect of such increase would be anti-dilutive.

The following table provides the number of common stock equivalents not included in diluted income per share, because the effects are anti-dilutive, for the years ended June 30, 2019 and 2018, respectively.

	June 30,
	2019	2018

Convertible debt and liabilities	4,097,362	2,928,466
Warrants	22,739,572	22,495,533
Total	26,836,934	25,423,999

Employee Stock Based Compensation

Stock based compensation issued to employees and members of our board of directors is measured at the date of grant based on the estimated fair value of the award, net of estimated forfeitures. The grant date fair value of a stock-based award is recognized as an expense over the requisite service period of the award on a straight-line basis. The Company will recognize compensation expense, measured as the fair value of the stock-based compensation on grant date, when a performance condition is considered probable of occurring. For purposes of determining the variables used in the calculation of stock-based compensation issued to employees, the Company performs an analysis of current market data and historical data to calculate an estimate of implied volatility, the expected term of the option and the expected forfeiture rate. With the exception of the expected forfeiture rate, which is not an input, the Company uses these estimates as variables in the Black-Scholes option pricing model. Depending upon the number of warrants granted any fluctuations in these calculations could have a material effect on the results presented in our Statements of Operations. In addition, any differences between estimated forfeitures and actual forfeitures could also have a material impact on our financial statements.

Stock Based Compensation Issued to Nonemployees

Stock based awards issued to non-employees for acquiring goods or providing services are recognized at fair value when the goods are obtained or over the service period. If the award contains performance conditions, the measurement date of the award is the earlier of the date at which a commitment for performance by the non-employee is reached or the date at which performance is reached. A performance commitment is reached when performance by the non-employee is probable because of sufficiently large disincentives for nonperformance.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (FASB) or other standard setting bodies. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its consolidated financial position or results of operations upon adoption.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) or ASU 2014-09. The objective of the ASU is to establish a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers, which supersedes most of the existing revenue recognition guidance, including industry-specific guidance. The core principle is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In applying the ASU, companies will perform a five-step analysis of transactions to determine when and how revenue is recognized. The five-step analysis consists of the following: (i) identifying the contract with a customer, (ii) identifying the performance obligations in the contract, (iii) determining the transaction price, (iv) allocating the transaction price to the performance obligations in the contract and (v) recognizing revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 applies to all contracts with customers except those that are within the scope of other topics in the FASB’s ASC. The Company adopted ASU 2014-09 effective July 1, 2018 using the modified retrospective approach. The Company reviewed all contracts that were not completed as of July 1, 2018 and the adoption did not have a material impact on the Company’s consolidated financial statements.

In August 2018, the Financial Accounting Standards Board (FASB) issued ASU 2018-13, Changes to Disclosure Requirements for Fair Value Measurements, which will improve the effectiveness of disclosure requirements for recurring and nonrecurring fair value measurements. The standard removes, modifies, and adds certain disclosure requirements, and is effective for the Company beginning July 1, 2018. Effective in 2019, the Company has evaluated an immaterial impact this standard will have on these financial statements.

In June 2016, the Financial Accounting Standards Board (FASB) issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, that changes the impairment model for most financial assets and certain other instruments. For receivables, loans and other instruments, entities will be required to use a new forward-looking “expected loss” model that generally will result in the earlier recognition of allowance for losses. In addition, an entity will have to disclose significantly more information about allowances, credit quality indicators and past due securities. The Company expects to adopt the new standard on July 1, 2019 and use the effective date as the date of initial application. Consequently, financial information will not be updated, and the disclosures required under the new standard will not be provided for dates and periods before July 1, 2019.

In February 2016, the Financial Accounting Standards Board (FASB) established ASU 2016-02 (Topic 842), Leases, which requires lessees to now recognize operating leases on the balance sheet and disclose key information about leasing arrangements. The new standard establishes a right-of-use (ROU) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement.

The new standard was effective for the Company on July 1, 2019. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. An entity may choose to use either: (1) its effective date or (2) the beginning of the earliest comparative period presented in the financial statements as its date of initial application. The Company adopted the new standard on July 1, 2019 and used the effective date as the date of initial application. Consequently, financial information will not be updated, and the disclosures required under the new standard will not be provided for dates and periods before July 1, 2019.

The new standard provides a number of optional practical expedients in transition. The Company elected the ‘package of practical expedients’, which permits the Company not to reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs. The Company did not elect the use-of-hindsight or the practical expedient pertaining to land easements; the latter not being applicable to the Company.

While the Company assessed all of the effects of adoption, it currently believes the most significant effects relate to: (1) the recognition of new ROU assets and lease liabilities on its balance sheet for its operating leases; (2) providing significant new disclosures about its leasing activities.

The new standard also provides practical expedients for an entity’s ongoing accounting. The Company elected the short-term lease recognition exemption for its corporate office leases and garage leases. This means, for those leases that qualify, the Company will not recognize ROU assets or lease liabilities, and this includes not recognizing ROU assets or lease liabilities for existing short-term leases of those assets in transition.

The Company also elected the practical expedient to not separate lease and non-lease components for all of its leases.

All other issued and not yet effective accounting standards are not relevant to our financial statements.

Note 3 – Property and Equipment

Property and equipment consisted of the following:

	June 30,
	2019	2018

Property and equipment	$43,566	$43,566

Less accumulated depreciation	(33,659)	(26,282)

Property and equipment, net	$9,907	$17,284

Depreciation expense was $7,377 and $8,292 for the fiscal years ended June 30, 2019 and 2018, respectively, and is classified in general and administrative expenses in the Statements of Operations.

Note 4 – Debt

Convertible Notes Payable – Related Parties

In June 2016, the Chief Executive Officer of the Company (“CEO”), William Mobley , loaned the Company $111,000, at an interest rate of 12% per annum. The loan matured on December 31, 2017, is in default and remains as an on-demand liability of the Company. During the years ended June 30, 2019 and 2018, the Company repaid $0 and $50,018, and total accrued interest charges related to this loan were $20,515, and $14,160, respectively. During the year end June 30, 2019 and 2018, the Company did not pay any interest towards this loan. The note is convertible into shares of common stock at a conversion price of $0.25 per share. In accordance with ASC 470, the embedded beneficial conversion is recognized separately and was measured at its intrinsic value (see Note 5). For the year-end June 30, 2019 and 2018, the outstanding principal and interest due to William Mobley was $70,497, and $64,499, respectively.

Notes Payable – Related Parties

During the years ended June 30, 2019 and 2018, a related party, Public Wire (see Note 8), loaned the Company $20,100 and $46,280, respectively, at an interest rate of 12% per annum. The notes representing the loan matured on dates ranging from April 1, 2019 to January 1, 2020. The loan is in default and remains as an on-demand liability of the Company. During the year end June 30, 2019 and 2018, the Company accrued interest charges related to this loan in total of $ $7,082 and $5,554, respectively. During the year end June 30, 2019 and 2018, the Company paid interest related to this loan in total of $2,830, and $0, respectively. For the year-end June 30, 2019 and 2018, the outstanding principal and interest due to Public Wire was $76,186, and $51,834, respectively.

During 2018, a related party, Marjorie Lieberman (see Note 8), loaned the Company $25,000, at an interest rate of 10% per annum. The loan matured on April 1, 2019, is in default and remains as an on-demand liability of the Company. During the year ended June 30, 2019, the Company repaid $19,466 in principal and $534 in accrued interest associated with the loan. For the year ended June 30, 2019, and June 30, 2018, the Company accrued interest related to this loan in the amount of $924, and $534, respectively. For the year-end June 30, 2019 and 2018, the outstanding principal and interest due to Marjorie Lieberman was $6,458, and $25,534, respectively.

Revolving Convertible Notes Payable – Related Parties

On July 1, 2018, the Company signed a revolving convertible note agreement with a related party, Nextelligence (see Note 8), for an amount up to $500,000, with any withdrawals on this loan being at the complete discretion of the Company. During 2019, the Company in various installments received $451,574 in proceeds from this loan and $2,250 in non-cash additions related to expenses paid by Nextelligence on behalf of the Company. The loan accrues interest at a rate of 12% per annum and is set to mature July 1, 2020. As of year-end June 30, 2019, the Company recognized $6,308 in interest charges related to this loan, in addition, the outstanding principal and interest due is $265,791.

In the event of a “qualified financing”, or the Company issues and sells shares of Equity Securities, regardless of the maturity date, without any further action needed by Nextelligence, the outstanding principal and interest shall be converted into equity securities at a conversion price of $.25 of the per share price paid. In the event no “qualified financing” is consummated prior to the maturity date, Nextelligence can choose to elect, within five days of the maturity date, to have all outstanding principal and interest converted into equity securities at a conversion price of $.25 of the per share price paid. The Company has recognized a beneficial conversion feature related to this note of $353,575 in which $122,472 of that amount was amortized as interest expense during 2019.

Notes Payable

On September 15, 2016, the Company entered into an agreement with U.S. Premium Finance to provide financing in an aggregate amount of $1,967,450 for the insurance premium associated with both D&O and Workers Compensation policies. Both policies commenced September 15, 2016, and provided coverage for the next 36 months, expiring September 15, 2019. The loan bears interest at a floating rate per annum equal to the greater of either (i) 4.99% or (ii) 4.99% plus the Wall Street Journal Prime Rate. During the year ended June 30, 2019 and 2018, the interest rate on the loan was 4.99%. The Company was required to pay monthly principal and interest of approximately $58,957, paid over 36 months, with the final payment on October 15, 2019.

The U.S. Premium Finance agreement dated September 15, 2016 was secured against all rights, title, and interest associated with the D&O and Workers Compensation policies. As part of the legal costs associated with obtaining premium financing, on September 19, 2016 the Company agreed to pay a loan origination fee in the amount of $98,250. The loan origination fee was recorded as a debt discount and amortized over the life on the policy, maturing September 2019. As of June 30, 2019 and 2018, prepaid loan origination fees were $8,187 and $40,938, respectively, and is netted against the note on the Balance Sheet.

On April 18, 2017, the Company entered into an additional agreement with U.S. Premium Finance. The Company received $568,935 in net proceeds from them premium financing agreement. The loan bears interest at a floating rate per annum equal to the greater of either (i) 4.99% or (ii) 4.99% plus the Wall Street Journal Prime Rate. During the year ended June 30, 2019 and 2018, the interest rate on the loan was 4.99%. The Company was required to pay monthly principal and interest of approximately $29,705, paid over 20 months, with the final payment on December 15, 2018.

The U.S. Premium Finance agreement dated April 18, 2017 was secured against all rights, title, and interest associated with the general liability insurance policy. As part of the legal costs associated with obtaining premium financing, on April 18, 2017 the Company incurred and capitalized a loan origination fee in the amount of $28,348. The loan origination fee was amortized over the life of the policy, maturing December 2018. As of June 30, 2019 and 2018, prepaid loan origination fees were $0 and $8,505, respectively, and is classified as debt discount that is netted against the note on the Balance Sheet.

As of June 30, 2019 and 2018, outstanding premium liability due within one year to U.S. Premium Finance was $1,611,659 and $1,611,659. As of June 30, 2019, the Company takes the position that all the outstanding premium liability due after one year is current debt as the balance has been renegotiated by the Company due to a lack of performance obligations not met on behalf of the lender. On November 13, 2019, the Company settled the outstanding liability with U.S. Premium Finance, please see Note 9-Subsequent events for further information.

On December 31, 2017, the Company entered into a Promissory Note in the amount of $153,072. The note had a maturity date of December 31, 2018, and accrued interest at a rate of 10% per annum, compounded annually. For the year ended June 30, 2018, total outstanding principal and interest due to Broad Street Holdings was $153,072 and $12,805, respectively. On January 23, 2019, the Company entered into a promissory note conversion agreement, for consideration of loan, the Company issued 153,072 shares of common stock and 153,072 warrants to purchase common stock with an exercise price of $1.75. In addition, the Company recognized a gain on extinguishment of accrued interest as of June 30, 2019 in the amount of $21,487.

On December 31, 2017, the Company entered into a Promissory Note with for the amount of $553,286. The note had a maturity date of December 31, 2018, and accrued interest at a rate of 10% per annum, compounded annually. On January 23, 2019, the Company and Robert Schwartz agreed to a settlement of debt in the amount of 100,000. As of June 30, 2018, total outstanding principal and interest due was $590,142. During the year ended, June 30, 2019 the Company recognized a gain on extinguishment of debt and accrued interest for $490,142.

Note 5 – Stockholders’ Equity

Preferred Stock

No shares of preferred stock are currently outstanding. The Board of Directors may designate the authorized but unissued shares of the Preferred Stock with such rights and privileges as the board of directors may determine. As such, our board of directors may issue 5,000,000 preferred shares and designate the conversion, voting and other rights and preferences without notice to our shareholders and without shareholder approval.

Common Stock

Each holder of common stock is entitled to vote on all matters and is entitled to one vote for each share held. No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of new or additional issue of shares of stock of any class, or of securities convertible into share of stock or any class, whether now hereafter authorized or whether issued for money, for consideration other than money, or by the way of dividend.

As of June 30, 2019 and 2018, the Company authorized to issue 200,000,000 common shares at a par value of $0.001 per share.

As of June 30, 2019, the Company had shares of common stock outstanding 31,491,626 and 29,978,554 outstanding as of June 30, 2018.

During the year ended June 30, 2018, the Company issued 586,000 shares of common stock pursuant to a private placement for $566,000 in proceeds, net of $20,000 in broker fees. In addition, the Company issued 28,000 shares of common stock for broker commission in conjunction with the private placement.

During the year ended June 30, 2019, the Company issued 1,345,000 shares of common stock pursuant to a private placement for $1,345,000 in proceeds. In addition, during 2019 the Company issued 15,000 shares of common stock in exchange for $15,000 in marketing services rendered. Also, in 2019, the Company issued 153,072 shares of common stock in exchange for $153,072 in debt to be converted to equity securities.

Stock Warrants

Following is a summary of outstanding stock warrants at June 30, 2019:

	Number of Shares	Weighted Average Price	Weighted Average Remaining Life (years)	Intrinsic Value

Warrants as of June 30, 2017	38,001,553	$0.29	5.3	$21,394,651
Issued	614,000	$1.75	2.5	$-
Expired and forfeited	(16,120,000)	$0.25	4.3	$-
Exercised	-	$-	-	$-
Warrants as of June 30, 2018	22,495,533	$0.37	0.0	$11,916,091
Issued	1,748,072	$1.75	2.5	$-
Expired and forfeited	(1,504,033)	$1.03	-	$-
Exercised	-	$-	-	$-
Warrants outstanding and exercisable of June 30, 2019	22,739,572	$0.43	3.5	$11,493,300

Exercise Price ($)	Warrants outstanding as of June 30, 2019	Warrants outstanding as of June 30, 2018

$0.25	19,000,000	19,719,033
$0.60	1,350,000	1,350,000
$1.75	2,389,572	1,426,500
	22,739,572	22,495,533

Stock Based Compensation

The Company recognizes compensation expense using a fair-value based method under ASC 718 for costs related to stock-based payments, including stock options. The fair value of options awarded to employees is measured on the date of grant using the Black-Scholes option-pricing model and is recognized as expense over the requisite service period on a straight-line basis. For the year ended June 30, 2019, the Company issued 1,748,072 warrants to purchase common stock as part of the private placement memorandum to non-employees. In addition, on March 24, 2019 the Company issued 250,000 warrants to purchase common stock as partial payment for services rendered.

The Black-Scholes option-pricing model includes the following weighted average assumptions for warrants awarded:

	Years Ended June 30,
	2019	2018

Assumptions:
Risk-free interest rate	2.21%	N/A%
Expected dividend yield	0%	N/A%
Expected volatility	52.0%	N/A%
Expected life (in years)	3.00	N/A

Beneficial Conversion Feature

The Company has embedded conversion features that it accounts for under ASC 470 and is recognized separately at its intrinsic value. Intrinsic value is calculated as the difference between the conversion price and the fair value of the common stock multiplied by the number of shares into which the security is convertible. If the intrinsic value of the beneficial conversion feature is greater than the proceeds allocated to the convertible instrument, the amount of the discount assigned to the beneficial conversion feature shall be limited to the amount of the proceeds allocated to the convertible instrument.

During the year ended June 30, 2018, the Company recorded $268,017 of beneficial conversion features related to loans and accounts payable and accrued expenses that are convertible to shares of the Company’s common stock at a price less than the market price.

During the year ended June 30, 2019, the Company recorded $420,706 of beneficial conversion features related to loans and accounts payable and accrued expenses that are convertible to shares of the Company’s common stock at a price less than the market price. In addition, during the year ended June 30, 2019, the Company recognized $122,472 as a debt discount and interest expense in conjunction with the amortization of the beneficial conversion feature.

Note 6 – Commitments and Contingencies

Operating lease

In August 2015, the Company entered into a lease for approximately 136,000 square feet of office space in Orlando, Florida with an initial term of five years. In addition, in August 2015, the Company subleased executive office space through their related party shareholder, Nextelligence, on a month-to-month basis, ending in October 2018. In addition, in October 2018 the Company terminated their remaining lease with Citadel I L.P. in exchange for two payments of $30,000 made during 2019. The Company recognized approximately $114,000 as a gain on extinguishment of debt attributed to the unpaid lease payments that remain; less the payments mentioned above.

In October 2018, the Company entered into a two-year sublease agreement for approximately 3,360 square feet of office space in Orlando, Florida. As of June 30, 2019, the Company has a future minimum lease payment under a non-cancellable lease of approximately, $36,193 and $0, in 2019 and 2020, respectively.

Voting Trust Agreement

On October 15, 2012, we entered into a Voting Trust Agreement (“Voting Trust Agreement”) with Telebrands Corp. (“Telebrands”) and William A. Mobley, Jr. The Voting Trust Agreement appoints William A. Mobley, Jr. as the trustee of all the shares of our common stock that Telebrands owns at any time (the “Entrusted Shares”). Telebrands currently owns 4,000 shares of our common stock and warrants to purchase up to 4,000,000 shares of our common stock. Pursuant to the Voting Trust Agreement, Mr. Mobley is entitled to exercise all rights relating to the voting and disposition of the Entrusted Shares, provided, however, Mr. Mobley is not allowed to effect a disposition or permit registration of the Entrusted Shares with the Securities and Exchange Commission or any state securities administrators unless Nextelligence, Inc., which is majority owned and controlled by Mr. Mobley, simultaneously effects a disposition or permits registration of an identical proportion of our voting securities of the Company that Nextelligence holds on the same terms and conditions. In addition, William A. Mobley, Jr. may not permit a disposition or registration of any voting securities of the Company that Nextelligence holds unless he simultaneously effects a disposition or registration of an identical proportion of the Entrusted Shares on the same terms and conditions.

The term of such trust ends upon the earlier of, Mr. Mobley’s ceasing to be an affiliate of our Company, as defined in the Voting Trust Agreement, or the disposition of all of the Entrusted Shares.

We are obligated to indemnify Mr. Mobley against any liabilities, damages, claims, taxes, deficiencies, assessments, losses, penalties, interest, costs and expenses paid or incurred by him in connection with the Voting Trust Agreement, unless those paid or incurred are a result of the gross negligence, willful misconduct or bad faith of Mr. Mobley.

Note 7 – Income Taxes

On December 22, 2017, the new tax legislation, commonly referred to as the Tax Cut and Jobs Act, was enacted, which significantly changed the existing U.S. tax laws, including a reduction in the corporate Federal income tax rate from 34% to 21% effective January 1, 2018. During the second quarter of fiscal year 2018, the Company was required to recognize the effect of tax law changes in the period of enactment even though certain key aspects of the new law became effective January 1, 2018. The Company used a blended statutory Federal income rate of 27.5% based upon a number of days that it will be taxed at the former rate of 34% and the number of days it will be taxed at the new rate of 21% to calculate its most recent effective tax rate.

In December 2017, the SEC issued Staff Accounting Bulletin No, 118, Income Tax Accounting Implications of the Act (“SAB118”), which allows us to record provisional amounts during a measurement period not to extend beyond one year of the enactment. The Company remeasured its deferred tax assets as of December 31, 2017, applying the reduced corporate income tax rate and recorded a provisional decrease to the deferred tax assets of $1,544,351 with a corresponding adjustment to the valuation allowance. In the fourth quarter of 2018, we completed our analysis to determine the effect of the Tax Act and there were no material adjustments as of June 30, 2018.

At June 30, 2019, the Company has approximately $7,915,320 of operating loss carryforwards for both federal and Florida state tax purposes that may be applied against future taxable income. Of the $7.9 million of net operating losses, $4.8 million will begin to expire in the year 2032 if not utilized prior to that date. The remaining amount of $3.1 million will be limited in use to 80% of current year taxable income but will not have an expiration date. There is no provision for income taxes because the Company has historically incurred operating losses and maintains a full valuation allowance against its net deferred tax assets. The valuation allowance increased by approximately $274,622 during the year 2019 and decreased by approximately $796,775 during the years 2018. The deferred tax assets are approximately $3,127,000 and $2,852,000 at June 30, 2019 and 2018, respectively.

A reconciliation of the statutory U.S. Federal rate to the Company’s effective tax rate is as follows:

	June 30,
	2019	2018
Federal income tax benefit at statutory rate	21.0%	27.50%
State income tax, net of federal benefits	4.3%	21.70%
Permanent items	-	-%
Impact of tax law change	-%	(100.03)%
Other	-	-%
Change in valuation allowance	(25.3)%	51.10%
Provision from income taxes		-

The tax effect of temporary differences that gave rise to significant portion of the deferred tax assets were as follows:

	June 30,
	2019	2018
Net Operating loss carryforwards - Federal	$1,662,317	$1,412,119
Net Operating loss carryforwards - State	343,921	292,174
Stock based compensation	755,624	747,263
Deferred Revenue	254,303	291,903
Accrued Liabilities	54,750	53,230
Depreciation and Amortization	1,845	1,349
Allowance for doubtful accounts	54,111	54,111
Valuation allowance	(3,126,771)	(2,852,149)
Net deferred tax assets	$-	$-

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized. The Company’s ability to realize its deferred tax assets depends upon the generation of sufficient future taxable income to allow for the utilization of the deductible temporary difference carryforwards. At this time, based on current facts and circumstances, management believes that is not likely that the Company will realize the benefits for its deferred tax assets, and a valuation allowance has been recorded on the same.

The Company does not have any recorded unrecognized tax benefit for uncertain tax positions as of June 30, 2019 and 2018.

Note 8 – Related Parties

In June 2016, William Mobley, CEO and majority shareholder of Nextelligence, the majority shareholder of the Company, loaned the Company $111,000, at an interest rate of 12% per annum. The loan matured on December 31, 2017, is in default and remains as an on-demand liability of the Company. In December 2016, $11,000 in outstanding principal was repaid. During the year-end June 30, 2018, the Company repaid William Mobley approximately $50,000. Total principal outstanding for June 30, 2019 and 2018 was $49,982, and $49,982, respectively. Total interest charges relating to this loan were $20,515 and $14,517 for the year ended June 30, 2019 and 2018, respectively. As of year-end June 30, 2019, the outstanding principal and interest due to William Mobley was $70,497.

In April 2018, Marjorie Lieberman, mother of William Mobley, CEO, and corporate secretary to FreeCast Inc. loaned the Company $25,000, at an interest rate of 10% per annum. The loan matured on April 1, 2019, is in default and remains as an on-demand liability of the Company. During 2019, the Company repaid $19,466 in principal and $534 in accrued interest. As of year-end June 30, 2019 and 2018, total interest charges related to this loan was $924 and $534. As of year-end June 30, 2019, the outstanding principal and interest due to Marjorie Lieberman was $6,458.

On December 31, 2018, Public Wire, a wholly owned subsidiary of Nextelligence, loaned the Company $20,100, at an interest rate of 12% per annum, adding to an outstanding loan balance of $46,280 as of June 30, 2018. The notes representing the loan matured on dates ranging from April 1, 2019 to January 1, 2020. The loan is in default and remains as an on-demand liability of the Company. As of year-end June 30, 2019 and 2018, total interest charges related to this loan was $7,082 and $5,554, respectively. As of year-end June 30, 2019, the outstanding principal and interest due to Public Wire was $76,186.

On July 1, 2018, the Company signed a revolving convertible note agreement with Nextelligence for an amount up to $500,000, with any withdrawals on this loan being at the complete discretion of the Company. During 2019, the Company in various installments received $451,574 in proceeds from this loan and $2,250 in non-cash additions related to expenses paid by Nextelligence on behalf of the Company. The loan accrues interest at a rate of 12% per annum and is set to mature July 1, 2020. As of year-end June 30, 2019, the Company recognized $6,308 in interest charges related to this loan, in addition, the outstanding principal and interest due is $265,791.

Note 9 – Subsequent Events

The Company has completed an evaluation of all subsequent events through December 12, 2019, the date the financial statements were available for general release, to ensure that this report includes appropriate disclosure of events both recognized in the June 30, 2019 and 2018 financial statements and events which have occurred but were not recognized in the consolidated financial statements. Except as described below, the Company has concluded that no subsequent event has occurred that requires disclosure.

Subsequent to year end, the Company issued 1,070,000 shares of common stock pursuant to a private placement for proceeds of $1,070,000. In addition, the Company issued 1,070,000 warrants to purchase common stock in connection with this private placement. The warrants have an exercise price of $1.75 and expire in three years from issuance.

On November 13, 2019, the Company settled all outstanding debt with U.S. Premium Finance for the amount of $1,000,000. The Company recognized a gain in connection to the extinguishment of an outstanding liability.

FREECAST, INC.

CONDENSED BALANCE SHEETS

	December 31, 2019	June 30, 2019
ASSETS	(unaudited)
Current assets:
Cash	$817,029	$43,094
Accounts receivable, net	48,817	28,487
Other currents assets	37,995	4,096
Total Current assets	903,841	75,677

NON-CURRENT ASSETS:
Property and equipment, net	9,410	9,907
Right-of-use assets	11,094	-
Total non-current assets	20,504	9,907
TOTAL ASSETS	$924,345	$85,584

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Account payable and accrued expenses	$620,389	$727,346
Accounts payable and accrued expenses - related party	862,019	814,579
Operating lease obligation	5,115	-
Current portion of finance lease obligation	633	-
Convertible notes payable – related party	49,982	49,982
Revolving convertible notes payable, net of debt discount	173,298	30,005
Notes payable – related party	71,914	71,914
Notes payable – current	550,000	1,603,472
Current portion of deferred revenue	43,727	70,770
Total Current Liabilities	2,377,077	3,368,068

LONG TERM LIABILITIES:
Deferred revenue, net of current portion	127,979	102,395
Notes payable, net of current portion	700,000	-
Finance lease obligations, net of current portion	5,583	-
Total Long-Term Liabilities	833,562	102,395

TOTAL LIABILITIES	3,210,639	3,470,463

STOCKHOLDERS’ DEFICIT:
Preferred stock, $0.001 par value, 5,000,000 shares authorized; and zero shares issued and outstanding	-	-
Common stock, $0.001 par value, 200,000,000 authorized, 33,146,626 and 31,491,626 shares issued and outstanding, respectively	3,315	3,150
Additional paid-in capital	11,246,089	9,442,887
Accumulated deficit	(13,535,698)	(12,830,916)
TOTAL STOCKHOLDERS’ DEFICIT	(2,286,294)	(3,384,879)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$924,345	$85,584

The accompanying notes are an integral part of these condensed financial statements

FREECAST, INC.

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

	Six Months ended
	December 31, 2019	December 31, 2018
REVENUE:
Membership	$89,920	$157,344
Other Revenue	86	5,671
TOTAL REVENUE	90,006	163,015

COST OF REVENUE:
Cost of Revenue	198,423	75,365
TOTAL COST OF REVENUE	198,423	75,365

GROSS PROFIT (LOSS)	(108,417)	87,650

OPERATING COSTS AND EXPENSES:
Compensation and benefits	378,366	242,526
Sales and marketing expense	77,948	37,000
General and administrative	611,781	275,823
TOTAL OPERATING EXPENSES	1,068,095	555,349

LOSS FROM OPERATIONS	(1,176,512)	(467,699)

OTHER INCOME (EXPENSE):
Interest (expense), net	(302,279)	(147,886)
Other (expense) income, net	-	4,593
Gain on the forgiveness of debt	774,009	114,833
TOTAL OTHER INCOME (EXPENSE)	471,730	(28,460)

NET INCOME (LOSS) BEFORE INCOME TAX	(704,782)	(496,159)

Income tax expense (benefit)	-	-

NET INCOME (LOSS)	$(704,782)	$(496,159)

Net Income (Loss) per common share – basic and diluted	$(0.02)	$(0.02)

Weighted average common shares outstanding – basic and diluted	32,644,561	30,161,924

The accompanying notes are an integral part of these condensed financial statements

FREECAST, INC.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE SIX MONTHS ENDED DECEMBER 31, 2019 AND 2018 (Unaudited)

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit

Balance as of June 30, 2019	31,491,626	$3,150	$9,442,887	$(12,830,916)	$(3,384,879)

Common stock issued for cash	1,655,000	165	1,654,835	-	1,655,000
Beneficial conversion feature	-	-	148,367	-	148,367
Net loss	-	-	-	(704,782)	(704,782)
Balance as of December 31, 2019	33,146,626	$3,315	$11,264,089	$(13,535,698)	$(2,286,294)

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit

Balance as of June 30, 2018	29,978,554	$2,998	$7,476,272	$(11,745,082)	$(4,265,812)

Common stock issued for cash	785,000	78	784,922	-	785,000
Common stock issued for services	15,000	2	14,988	-	15,000
Beneficial conversion feature	-	-	51,733	-	51,733
Net loss	-	-	-	(496,159)	(496,159)
Balance as of December 31, 2018	30,778,554	$3,078	$8,327,925	$(12,241,241)	$(3,910,238)

The accompanying notes are an integral part of these condensed financial statements

FREECAST, INC.

CONDENSED STATEMENTS OF CASH FLOWS (unaudited)

	Six Months Ended
	December 31, 2019	December 31, 2018
CASH FLOWS FROM OPERATING ACTIVITES:
Net Loss	$(704,782)	$(496,159)

Reconciliation of net loss to net cash used in operating activities
Depreciation/Amortization expense	2,826	28,715
Amortization of right-of-use assets	15,287	-
Gain on the extinguishment of debt	(774,009)	(114,832)
Amortization of debt discount	242,531	36,414
Common Stock issued for services	-	15,000
Expenses paid by related party	10,258	2,250
Changes in operating assets and liabilities:
Accounts Receivable	(20,330)	2,617
Other current assets	(33,896)	(3,486)
ROU liabilities	(15,052)	-
Accounts payable and accrued expenses	55,392	(356)
Accounts payable and accrued expenses related party	47,440	39,103
Deferred revenue	(1,459)	(98,146)

NET CASH USED IN OPERATING ACTIVITIES	(1,175,794)	(588,880)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(2,329)	-

NET CASH USED IN INVESTING ACTIVITES	(2,329)	-
CASH FLOWS FROM FINANCING ACTIVITES:
Proceeds from issuance of common stock	1,655,000	785,000
Proceeds from notes payable - related party	99,742	46,674
Repayments on notes payable - related party	(52,684)	(58,716)
Proceeds from notes payable	250,000	-

NET CASH PROVIDED BY FINANCING ACTIVITIES:	1,952,058	772,959
Net change in cash	773,935	184,079
Cash and cash equivalents, beginning of period	43,094	1,023
Cash and cash equivalents, end of period	$817,029	$185,102
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$-	$-
Cash paid of income taxes	$-	$-
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of Beneficial Conversion Feature	$148,367	$51,733
Implementation of ASC 842	$19,861	$-
Right of use asset acquired during the period	$6,520	$-

The accompanying notes are an integral part of these condensed financial statements

FREECAST, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (unaudited)

DECEMBER 31, 2019

Note 1 – Organization and Description of Business

FreeCast, Inc. (the “Company”) developed and markets an interactive digital media guide that facilitates access to a virtual library of entertainment media. The Company is based in Orlando, Florida and was founded in 2011 as a Florida Corporation. The Company’s primary products are SmartGuide and Select TV. Both SmartGuide and Select TV utilize the Company-designed proprietary technology that searches, and aggregates internet distributed streaming media into an electronic media guide. SmartGuide is licensable to brands/manufacturers of devices with large online user bases, while Select TV is a retail package that is sold by monthly and/or annual subscriptions.

Going Concern

The Company’s has incurred recurring losses from operations since inception, accumulating a deficit of approximately $13.54 million as of December 31, 2019. For the six months ended December 31, 2019 and 2018, the Company incurred a net loss of approximately $704,782 and $496,159, respectively. The Company may incur additional losses and negative operating cash flows in the future. Failure to generate sufficient revenues, reduce spending or raise additional capital could adversely affect the Company’s ability to achieve its intended business objectives. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the issuance of these financial statements.

Since the inception of the Company in 2011, the operations of the Company have been funded primarily through sales of common stock to private investors, debt financing and exchange of common stock for services received by the Company. Management cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that the Company raises additional funds by issuing equity securities, the Company’s stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact the Company’s ability to conduct business.

The accompanying financial statements for the six months ended December 31, 2019 and 2018 have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. During the remaining 2020 fiscal year, management intends to raise additional debt and/or equity financing to fund future operations and to provide additional working capital. However, there is no assurance that such financing will be consummated or obtained in sufficient amounts necessary to meet the Company’s needs. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The condensed financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been omitted. However, in the opinion of management, all adjustments (which include only normal recurring adjustments, unless otherwise indicated) necessary to present fairly the financial position and result of operations for the periods presented have been made. The results for interim periods are not necessarily indicative of trends or results to be expected for the full year. These financial statements should be read in conjunction with the financial statements of the Company for the year ended June 30, 2019, including the notes thereto.

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) or ASU 2014-09. The objective of the ASU is to establish a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers, which supersedes most of the existing revenue recognition guidance, including industry-specific guidance. The core principle is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In applying the ASU Topic 606, companies will perform a five-step analysis of transactions to determine when and how revenue is recognized. The five-step analysis consists of the following: (i) identifying the contract with a customer, (ii) identifying the performance obligations in the contract, (iii) determining the transaction price, (iv) allocating the transaction price to the performance obligations in the contract and (v) recognizing revenue when (or as) the entity satisfies a performance obligation. Topic 606 applies to all contracts with customers except those that are within the scope of other topics in the FASB’s ASC. The Company adopted Topic 606 effective July 1, 2018 using the modified retrospective approach. The Company reviewed all contracts that were not completed as of July 1, 2018 and the adoption did not have a material impact on the Company’s consolidated financial statements.

The Company generates membership revenue through the renewal sales of Rabbit TV, Rabbit TV Plus, new and renewal sales through Select TV, which operates as the successor product to Rabbit TV and Rabbit TV Plus, as well as the SmartGuide, an internet distributed streaming media guide that searches and aggregates media content on the web and facilitates access to its customers through Wi-Fi-enabled devices that support streaming video. The Company both retransmits and “ingests” and distributes content.

Membership revenue is derived from online sales through search engine optimization (SEO), search engine marketing (SEM), various marketing advertising services, the utilization of resellers in the form of publishers that promote upcoming retail promotions and packages, as well as, direct sales to members (Select TV, Rabbit TV Plus). Currently, a Rabbit TV Plus account only generates renewal sales, as 100% of new sales are being met by the Select TV media guide. Select TV and Rabbit TV Plus also include free access to the Rabbit TV Mobile app, for Android and iOS devices.

Membership revenue is recognized ratably on a straight-line basis over the duration of the membership period, generally ranging from one month to five years. If the member renews early, then the expiration date is extended by the renewal period, and the additional membership fee is deferred and amortized over the additional months purchased by the member. All membership fees are collected at the time of purchase.

	Reportable Segments
	December 31,
	2019	2018

Subscriptions	$77,461	$157,344
Advertising	29	430
Affiliates	57	5,241
Private Label Setup	12,495	-
Total	$90,006	$163,015

Leases

In February 2016, the FASB issued ASU 2016-02, as amended, Leases (Topic 842), which requires a lessee to record a right-of-use asset and a lease liability for all leases with a term greater than twelve months regardless of whether the lease is classified as an operating lease or a financing lease.

Effective July 1, 2019, the Company adopted the new standard under the modified retrospective approach, applying the current-period adjustment method. Under the transition guidance of the modified retrospective approach there are a number of optional practical expedients made available to simplify the transition of the new standard. The Company has elected the following:

●	The condensed consolidated balance sheets for reporting periods beginning on or after July 1, 2019 are presented under the new guidance, while prior period amounts are not adjusted and continue to be reported in accordance with ASC Topic 840, Leases. The Company recognized a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption of $22.

●	The Company has elected to utilize the package of practical expedients permitted under the transition guidance in the standard, which allowed the Company to not reassess (i) whether any expired or existing contracts contain leases, (ii) historical lease classification, and (iii) initial direct costs.

●	The Company has elected to combine lease and non-lease components as a single component for all asset classes.

●	The Company has elected to keep leases with an initial term of 12 months or less off of the balance sheet.

Upon adoption, the Company recorded Right-of-use (“ROU”) assets and lease liabilities relating to operating leases of $19,861 and $19,861, respectively. The changes did not have a material impact on our results of operations or cash flows. The discount rates used to calculate the ROU assets and lease liabilities as of the effective date were based on the remaining lease terms as of the effective date. See Note 7 Leases, for the impact on the financial statements and related disclosures from the adoption of this standard.

Accounts Receivable

For accounts receivable, the Company performs ongoing credit evaluations of customers to assess the probability of accounts receivable collection based on a number of factors, including past transaction experience with the customer, evaluation of their credit history, and review of the invoicing terms of the contract. Accounts receivables are reported net of an allowance for doubtful accounts when applicable. The allowance for doubtful accounts reflects management’s best estimate of probable losses inherent in the accounts receivable balance at each reporting date. Management determines the allowance based on known troubled accounts, historical experience and other currently available evidence. The Company did not recognize bad debt expense for the six months ended December 31, 2019. The balance of allowance for doubtful accounts at December 31, 2019 and June 30, 2019 of $245,240 and $245,240, respectively.

Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) attributable to all classes of common stockholders of the Company by the weighted average number of shares of all classes of common stock outstanding during the applicable period. Diluted earnings (loss) per share is determined in the same manner as basic earnings (loss) per share, except that the number of shares is increased to include restricted stock still subject to risk of forfeiture and to assume exercise of potentially dilutive stock options using the treasury stock method, unless the effect of such increase would be anti-dilutive.

The following table provides the number of common stock equivalents not included in diluted income per share, because the effects are anti-dilutive, for the six months ended December 31, 2019 and 2018, respectively.

	December 31,
	2019	2018

Convertible debt and liabilities	4,499,214	2,863,614
Warrants	24,367,072	21,744,000
Total	28,866,286	24,607,614

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (FASB) or other standard setting bodies. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its consolidated financial position or results of operations upon adoption.

In August 2018, the Financial Accounting Standards Board (FASB) issued ASU 2018-13, Changes to Disclosure Requirements for Fair Value Measurements, which will improve the effectiveness of disclosure requirements for recurring and nonrecurring fair value measurements. The standard removes, modifies, and adds certain disclosure requirements, and is effective for the Company beginning July 1, 2020, including interim periods within those annual periods. The Company is currently evaluating the impact this standard will have on its financial statements.

In June 2016, the Financial Accounting Standards Board (FASB) issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, that changes the impairment model for most financial assets and certain other instruments. For receivables, loans and other instruments, entities will be required to use a new forward-looking “expected loss” model that generally will result in the earlier recognition of allowance for losses. In addition, an entity will have to disclose significantly more information about allowances, credit quality indicators and past due securities. The standard is effective for the Company beginning July 1, 2020, including interim periods within those annual periods. The Company is currently evaluating the impact this standard will have on its financial statements.

Note 3 – Debt

Convertible Notes Payable – Related Parties

In June 2016, the Chief Executive Officer of the Company (“CEO”), William Mobley loaned the Company $111,000, at an interest rate of 12% per annum. The loan matured on December 31, 2017, is in default and remains as an on-demand liability of the Company. As of December 31, 2019 and June 30, 2019, accrued interest charges related to this loan were $23,539, and $20,515, respectively. During the six months ended December 31, 2019 and 2018, the Company did not pay any interest towards this loan. The note is convertible into shares of common stock at a conversion price of $0.25 per share. In accordance with ASC 470, the embedded beneficial conversion is recognized separately and was measured at its intrinsic value (see Note 6). As of December 31, 2019 and June 30, 2019, the outstanding principal and interest due to William Mobley was $73,520, and $70,497, respectively.

Notes Payable – Related Parties

Between July 2018 and April 2018, a related party, Public Wire (see Note 6), loaned the Company in various installments a total of $66,380 as of December 31, 2019 and June 30, 2019, at an interest rate of 12% per annum. The notes representing the loan matured on dates ranging from April 1, 2019 to January 1, 2020. The loan is in default and remains as an on-demand liability of the Company. As of December 31, 2019 and June 30, 2019, accrued interest related to this loan was $13,822 and $9,806, respectively. During the six months ended December 31, 2019 and 2018, the Company paid interest related to this loan in total of $0, and $0, respectively. As of December 31, 2019 and June 30, 2019, the outstanding principal and interest due to Public Wire was $80,202, and $76,186, respectively.

During 2018, a related party, Marjorie Lieberman (see Note 6), loaned the Company $25,000, at an interest rate of 10% per annum. The loan matured on April 1, 2019, is in default and remains as an on-demand liability of the Company. As of December 31, 2019 and June 30, 2019, accrued interest related to this loan was $1,203 and $924, respectively. During the six months ended December 31, 2019 and 2018, the Company paid interest related to this loan in total of $0, and $0, respectively. As of December 31, 2019 and June 30, 2019, the outstanding principal and interest due to Marjorie Lieberman was $6,737, and $6,458, respectively.

Revolving Convertible Notes Payable – Related Parties

On July 1, 2018, the Company signed a revolving convertible note agreement with a related party, Nextelligence (see Note 6), for an amount up to $500,000, with any borrowings on this loan being at the complete discretion of the Company. For the six months ended December 31, 2019 and 2018, the Company in various installments borrowed $99,742, and $26,574, respectively, in proceeds from this loan. Additionally, the principal balance was increased by $10,258 and $2,250, respectively, in non-cash additions related to expenses paid by Nextelligence on behalf of the Company. In addition, for the six months ended December 31, 2019 and 2018, the Company repaid approximately $52,684 and $41,750, respectively. The loan accrues interest at a rate of 12% per annum and is set to mature July 1, 2020. As of December 31, 2019 and June 30, 2019, accrued interest was $24,277 and 4,684, respectively, related to this loan. In addition, as of December 31, 2019 and June 30, 2019, the outstanding principal and interest due is $318,423 and $261,107, respectively.

In the event of a “qualified financing”, or the Company issues and sells shares of Equity Securities, regardless of the maturity date, without any further action needed by Nextelligence, the outstanding principal and interest shall be converted into equity securities at a conversion price of $.25 per share. In the event no “qualified financing” is consummated prior to the maturity date, Nextelligence can choose to elect, within five days of the maturity date, to have all outstanding principal and interest converted into equity securities at a conversion price of $.25 of the per share price paid. For the six months ended December 31, 2019 and year-end June 30, 2019, the Company has recognized a beneficial conversion feature related to this note of $148,367 and $353,575, respectively, In which $234,343 and $122,472 of that amount was amortized as interest expense during the six months ended December 31, 2019, and year end June 30, 2019, respectively.

Notes Payable

On September 15, 2016, the Company entered into an agreement with U.S. Premium Finance to provide financing in an aggregate amount of $1,967,450 for the insurance premium associated with both D&O and Workers Compensation policies. Both policies commenced September 15, 2016, and provided coverage for the next 36 months, expiring September 15, 2019. The loan bears interest at a floating rate per annum equal to the greater of either (i) 4.99% or (ii) 4.99% plus the Wall Street Journal Prime Rate. During the year ended June 30, 2019 and 2018, the interest rate on the loan was 4.99%. The Company was required to pay monthly principal and interest of approximately $58,957, paid over 36 months, with the final payment on October 15, 2019.

The U.S. Premium Finance agreement dated September 15, 2016 was secured against all rights, title, and interest associated with the D&O and Workers Compensation policies. As part of the legal costs associated with obtaining premium financing, on September 19, 2016 the Company agreed to pay a loan origination fee in the amount of $98,250. The loan origination fee was recorded as a debt discount and amortized over the life on the policy, maturing September 2019. As of December 31, 2019 and June 30, 2019, prepaid loan origination fees were $0 and $8,187, respectively, and is netted against the note on the Balance Sheet.

On April 18, 2017, the Company entered into an additional agreement with U.S. Premium Finance. The Company received $568,935 in net proceeds from them premium financing agreement. The loan bears interest at a floating rate per annum equal to the greater of either (i) 4.99% or (ii) 4.99% plus the Wall Street Journal Prime Rate. During the year ended June 30, 2019 and 2018, the interest rate on the loan was 4.99%. The Company was required to pay monthly principal and interest of approximately $29,705, paid over 20 months, with the final payment on December 15, 2018.

The U.S. Premium Finance agreement dated April 18, 2017 was secured against all rights, title, and interest associated with the general liability insurance policy. As part of the legal costs associated with obtaining premium financing, on April 18, 2017 the Company incurred and capitalized a loan origination fee in the amount of $28,348. The loan origination fee was amortized over the life of the policy, maturing December 2018. As of December 31, 2019 and June 30, 2019, there were no prepaid loan origination fees; as the amount was fully amortized.

As of December 31, 2019 and June 30, 2019, outstanding premium liability due within one year to U.S. Premium Finance was $1,000,000 and $1,611,659, respectively. On November 13, 2019 the Company settled the outstanding liability with U.S. Premium Finance, in which the Company agreed to pay $1,000,000 in various installments, with the last payment due on December 5, 2022. During the six months ended December 31, 2019, the Company, in accordance with the agreement, reduced the principal on the balance sheet and recognized a $774,009 gain on forgiveness of debt. In addition, as of November 13, 2019, the Company had accrued approximately $162,050 in interest, which was reduced to zero based on the settlement amount and the Company recognized as a gain on forgiveness of debt, of $162,050.

On October 22, 2019, the Company entered into a promissory note with William H, Valdes for the amount of $250,000. The note earns interest at 6% per annum and has a maturity date of November 1, 2020. As of December 31, 2019, accrued interest charges related to this loan was $2,877. During the six months ended December 31, 2019, the Company did not pay any interest towards this loan. As of December 31, 2019 and June 30, 2019, the outstanding principal and interest due to William H. Valdes was $252,877, and $0, respectively.

Note 4 – Stockholders’ Equity

Preferred Stock

No shares of preferred stock are currently outstanding. The Board of Directors may designate the authorized but unissued shares of the Preferred Stock with such rights and privileges as the board of directors may determine. As such, our board of directors may issue 5,000,000 preferred shares and designate the conversion, voting and other rights and preferences without notice to our shareholders and without shareholder approval.

Private Placement

During the six months ended December 31, 2019; the Company issued 1,655,000 shares of common stock pursuant to a private placement for proceeds of $1,655,000. In addition, the Company issued 1,655,000 warrants to purchase common stock in connection with this private placement. The warrants have an exercise price of $1.75 and expire in three years from issuance.

Stock Warrants

Following is a summary of outstanding stock warrants as of six months ended December 31, 2019:

	Number of Shares	Weighted Average Price	Weighted Average Remaining Life (years)	Intrinsic Value

Warrants as of June 30, 2019	22,739,572	$.43	3.5	$11,493,300
Issued	1,655,000	$1.75	1.7	$-
Expired and forfeited	(27,500)	$1.75	-	$-
Exercised	-	$-	-	$-
Warrants outstanding and exercisable of December 31, 2019	24,367,072	$0.51	2.9	$11,493,300

Exercise Price ($)	Warrants outstanding as of December 31, 2019	Warrants outstanding as of June 30, 2019

$0.25	19,000,000	19,000,000
$0.60	1,350,000	1,350,000
$1.75	4,017,072	2,389,572
	24,367,072	22,739,572

Warrants

For the six months ended December 31, 2019, the Company issued 1,655,000 warrants to purchase common stock as part of the private placement memorandum to non-employees.

Beneficial Conversion Feature

The Company has embedded conversion features that it accounts for under ASC 470 and is recognized separately at its intrinsic value. Intrinsic value is calculated as the difference between the conversion price and the fair value of the common stock multiplied by the number of shares into which the security is convertible. If the intrinsic value of the beneficial conversion feature is greater than the proceeds allocated to the convertible instrument, the amount of the discount assigned to the beneficial conversion feature shall be limited to the amount of the proceeds allocated to the convertible instrument.

During the six months ended December 31, 2019, the Company recorded $148,367 of beneficial conversion features related to loans and accounts payable and accrued expenses that are convertible to shares of the Company’s common stock at a price less than the market price. In addition, during the year ended December 31, 2019, the Company recognized $176,600 as a debt discount and interest expense in conjunction with the amortization of the beneficial conversion feature.

Note 5 – Commitments and Contingencies

Operating lease

In August 2015, the Company entered into a lease with Citadel I, L.P. for approximately 136,000 square feet of office space in Orlando, Florida with an initial term of five years. In addition, in August 2015, the Company subleased executive office space through their related party shareholder, Nextelligence on a month to month basis, ending in October 2018. In addition, in October 2018, the Company terminated their remaining lease with Citadel I L.P. in exchange for two payments of $30,000 made during 2019. The Company recognized approximately $114,000 as a gain on extinguishment of debt attributed to the unpaid lease payments that remain; less the payments mentioned above.

In October 2018, the Company entered into a two-year sublease agreement for approximately 3,360 square feet of office space in Orlando, Florida. As of December 31, 2019, the Company has a future minimum lease payment under a non-cancellable lease of approximately, $5,040 and $0, in 2020 and 2021, respectively.

On August 20, 2019, the Company entered into a 63-month lease agreement for an office copier that is expected to mature on October 20, 2024. As of December 31, 2019, the Company has a future minimum lease payment under a non-cancellable lease of approximately:

Future Minimum Lease Payments
2020	$700
2021	1,680
2022	1,680
2023	1,680
2024	1,680
Thereafter	$560

Voting Trust Agreement

On October 15, 2012, the Company entered into a Voting Trust Agreement (“Voting Trust Agreement”) with Telebrands Corp. (“Telebrands”) and William A. Mobley, Jr. The Voting Trust Agreement appoints William A. Mobley, Jr. as the trustee of all the shares of our common stock that Telebrands owns at any time (the “Entrusted Shares”). Telebrands currently owns 4,000 shares of our common stock and warrants to purchase up to 4,000,000 shares of our common stock. Pursuant to the Voting Trust Agreement, Mr. Mobley is entitled to exercise all rights relating to the voting and disposition of the Entrusted Shares, provided, however, Mr. Mobley is not allowed to effect a disposition or permit registration of the Entrusted Shares with the Securities and Exchange Commission or any state securities administrators unless Nextelligence, Inc., which is majority owned and controlled by Mr. Mobley, simultaneously effects a disposition or permits registration of an identical proportion of our voting securities of the Company that Nextelligence holds on the same terms and conditions. In addition, William A. Mobley, Jr. may not permit a disposition or registration of any voting securities of the Company that Nextelligence holds unless he simultaneously effects a disposition or registration of an identical proportion of the Entrusted Shares on the same terms and conditions.

The term of such trust ends upon the earlier of, Mr. Mobley’s ceasing to be an affiliate of our Company, as defined in the Voting Trust Agreement, or the disposition of all of the Entrusted Shares.

We are obligated to indemnify Mr. Mobley against any liabilities, damages, claims, taxes, deficiencies, assessments, losses, penalties, interest, costs and expenses paid or incurred by him in connection with the Voting Trust Agreement, unless those paid or incurred are a result of the gross negligence, willful misconduct or bad faith of Mr. Mobley.

Note 6 – Related Parties

In June 2016, William Mobley, CEO and majority shareholder of Nextelligence, the majority shareholder of the Company, loaned the Company $111,000, at an interest rate of 12% per annum. The loan matured on December 31, 2017, is in default and remains as an on-demand liability of the Company. As of December 31, 2019 and June 30, 2019, accrued interest charges related to this loan were $23,539, and $20,515, respectively. During the six months ended December 31, 2019 and 2018, the Company did not pay any interest towards this loan. As of December 31, 2019 and June 30, 2019, the outstanding principal and interest due to William Mobley was $73,520, and $70,497, respectively.

Between July 2018 and April 2018, a related party, Public Wire, a wholly-owned subsidiary of Nextelligence, loaned the Company in various installments a total of $66,380 as of December 31, 2019 and June 30, 2019, at an interest rate of 12% per annum. The notes representing the loan matured on dates ranging from April 1, 2019 to January 1, 2020. The loan is in default and remains as an on-demand liability of the Company. As of December 31, 2019 and June 30, 2019, accrued interest related to this loan was $13,822 and $9,806, respectively. During the six months ended December 31, 2019 and 2018, the Company paid interest related to this loan in total of $0, and $0, respectively. As of December 31, 2019 and June 30, 2019, the outstanding principal and interest due to Public Wire was $80,202, and $76,186, respectively.

During 2018, a related party, Marjorie Lieberman, mother of William Mobley, CEO, and corporate secretary to FreeCast Inc., loaned the Company $25,000, at an interest rate of 10% per annum. The loan matured on April 1, 2019, is in default and remains as an on-demand liability of the Company. As of December 31, 2019 and June 30, 2019, accrued interest related to this loan was $1,203 and $924, respectively. During the six months ended December 31, 2019 and 2018, the Company paid interest related to this loan in total of $0, and $0, respectively. As of December 31, 2019 and June 30, 2019, the outstanding principal and interest due to Marjorie Lieberman was $6,737, and $6,458, respectively.

On July 1, 2018, the Company signed a revolving convertible note agreement with Nextelligence for an amount up to $500,000, with any borrowings on this loan being at the complete discretion of the Company. For the six months ended December 31, 2019 and 2018, the Company, in various installments, borrowed $99,742, and $26,574, respectively, in proceeds from this loan. Additionally, the principal balance was increased by $10,258 and $2,250, respectively, in non-cash additions related to expenses paid by Nextelligence on behalf of the Company. For the six months ended December 31, 2019 and 2018, the Company repaid approximately $52,684 and $41,750, respectively. The loan accrues interest at a rate of 12% per annum and is set to mature July 1, 2020. As of December 31, 2019 and June 30, 2019, accrued interest was $24,277 and 4,684, respectively, related to this loan. In addition, as of December 31, 2019 and June 30, 2019, the outstanding principal and interest due is $318,423 and $261,107, respectively.

Note 7 – Leases

The Company currently has two active leases, an office lease, as well as an office copier under non-cancellable operating leases with initial terms typically ranging from one to three years. At contract inception, the Company reviews the facts and circumstances of the arrangement to determine if the contract is or contains a lease. The Company follows the guidance in Topic 842 to evaluate whether the contract has an identified asset; if the Company has the right to obtain substantially all economic benefits from the asset; and if the Company has the right to direct use of the underlying asset. When determining if a contract has an identified asset, the Company considers both explicit and implicit assets, and whether the supplier has the right to substitute the asset. When determining if the Company has the right to direct the use of an underlying asset, the Company considers if they have the right to direct how and for what purpose the asset is used throughout the period of use and if they control the decision-making right over the asset.

The Company’s lease terms may include options to extend or terminate the lease. The Company exercises judgment to determine the term of those leases when extension or termination options are present and include such options in the calculation of the lease term when it is reasonably certain that it will exercise those options.

The Company has elected to include both lease and non-lease components in the determination of lease payments. Payments made to a lessor for items such as taxes, insurance, common area maintenance, or other costs commonly referred to as executory costs, are also included in lease payments if they are fixed. The fixed portion of these payments are included in the calculation of the lease liability, while any variable portion would be recognized as variable lease expenses, when incurred. Variable payments made to third parties for these, or similar costs, such as utilities, are not included in the calculation of lease payments.

At commencement, lease-related assets and liabilities are measured at the present value of future lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, the Company exercises judgment in determining the incremental borrowing rate based on the information available at when the lease commences to measure the present value of future payments.

Operating lease expense is recognized on a straight-line basis over the lease term. Finance lease cost includes amortization, which is recognized on a straight-line basis over the expected life of the leased asset, and interest expense, which is recognized following an effective interest rate method.

Operating leases are included in other assets, current operating lease obligations, and operating lease obligations (less current portion) on the Company’s consolidated balance sheet. Finance leases are included in property, plant and equipment and current and long-term portion of finance lease obligations on the Company’s consolidated balance sheet. Short term leases with an initial term of 12 months or less are not presented on the balance sheet with expense recognized as incurred.

The following table presents lease assets and liabilities and their balance sheet classification:

	Classification	Dec 31, 2019
Operating Leases:
Right-of-use Assets	Right-of-use Assets	$4,878
Operating lease current liabilities	Current portion of operating lease obligations	5,115
Operating lease noncurrent liabilities	Operating lease obligations, less current portion	-

Finance Leases:
Right-of-use Assets	Right-of-use Assets	6,216
Finance current liabilities	Current portion of operating lease obligations	633
Finance noncurrent liabilities	Operating lease obligations, less current portion	5,583

The components of lease expense for the six month period ended December 31, 2019, are as follows:

	Classification	Dec 31, 2019
Operating Leases:
Operating lease cost	Right-of-use Assets	15,440
Variable lease cost	Current portion of operating lease obligations	-
Short term lease costs	Operating lease obligations, less current portion	-

Finance Leases:
Amortization of right-of-use assets	Right-of-use Assets	304
Interest expense	Current portion of operating lease obligations	28
Total	Operating lease obligations, less current portion	15,772

The weighted average lease term and discount rates are as follows:

Dec 31, 2019
Operating Leases:
Weighted average remaining lease term (months)	2
Weighted average discount rate	1.0%
Finance Leases:
Weighted average remaining lease term (months)	59
Weighted average discount rate	11.24%

Future payments due under leases reconciled to lease liabilities as follows:

	Finance Lease	Operating Lease
For the remaining 6 months of the fiscal year ending June 30:
2020	$840	$5,191
For the fiscal years ending June 30:
2021	1,680	-
2022	1,680	-
2023	1,680	-
2024	1,680	-
Thereafter	560	-
Total undiscounted lease payments	8,120	5,191
Present value discount, less interest	1,904	76
Lease Liability	$6,216	$5,115

Supplemental disclosure of cash flow information related to leases are as follows:

Six Months Ended December 31, 2019
Other information
Cash paid for amounts included in measure of lease liabilities
Operating cash flows from finance leases	304
Operating cash flows from operating leases	(237)
Financing cash flows from finance leases	21
Supplemental non-cash information on lease liabilities arising from obtaining right-of-use assets:
Right-of-use assets obtained in exchange for new finance lease liabilities	-
Right-of-use assets obtained in exchange for operating lease liabilities	-

Note 8 – Subsequent Events

The Company has completed an evaluation of all subsequent events through February 12, 2019, the date the financial statements were available for general release, to ensure that this report includes appropriate disclosure of events both recognized in the December 31, 2019 and 2018 financial statements and events which have occurred but were not recognized in the consolidated financial statements. Except as described below, the Company has concluded that no subsequent event has occurred that requires disclosure.

In January and February of 2020, the Company entered to employment agreements with three executives. As part of each executive compensation package, the Company issued 60,000 warrants to purchase common stock at an exercise price of $1.75 per share. Each warrant vests immediately upon the execution of their respective employment agreement. The warrants are exercisable beginning six months from the vesting date, and expire 12 months thereafter.

Subsequent to year end, the Company issued 105,000 shares of common stock pursuant to a private placement for proceeds of $105,000. In addition, the Company issued 105,000 warrants to purchase common stock in connection with this private placement. The warrants have an exercise price of $1.75 and expire in three years from issuance.

FreeCast, Inc.

               shares of common stock

PROSPECTUS

             , 2020

Through and including               , 2020 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or membership.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses, all of which will be borne by the registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the Nasdaq Capital Market listing fee.

SEC registration fee		$2,379.24

FINRA filing fee*	$

Nasdaq Capital Market listing fee*	$

Accounting fees and expenses*	$

Legal fees and expenses*	$

Printing and Engraving*	$

Transfer agent and registrar fees*	$

Miscellaneous*	$

*	To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

Pursuant to Section 607.0850 of the Florida Revised Statutes, we have the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our Articles of Incorporation and Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Florida law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the common shares being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such case.

Item 15. Recent Sales of Unregistered Securities.

The information below lists all of the securities sold by us during the past three years which were not registered under the Securities Act:

On February 10 and 11, 2020, we sold an aggregate of 105,000 shares of our common stock and warrants to purchase 105,000 shares of our common stock, at an exercise price of $1.75 per share, to DS Capital LLC at a price of $1.00 per share for an aggregate purchase price of $105,000. The offer, sale and issuance of the shares and warrants were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering. The recipient of our securities acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and represented to us that it could bear the risks of the investment and could hold the securities for an indefinite period of time, and appropriate legends were affixed to the securities issued in these transactions

We entered into one year employment agreements with Larry Weeks and Roy Labrador, effective January 20, 2020, and Tracy West, effective February 1, 2020. In connection with execution of the employment agreements, and as part of their compensation package, we granted each of them warrants to purchase 60,000 shares of our common stock, at an exercise price of $1.75 per share. All of the warrants vested immediately. For Mr. Weeks and Mr. Labrador, the initial exercise period will begin June 20, 2020 and expire on June 20, 2021. For Ms. West, the initial exercise period will begin July 1, 2020 and expire on July 1, 2021. The warrants were offered and granted in reliance upon the exemption from the registration provisions of the Securities Act set forth in Rule 701 in that the securities were offered and sold pursuant to written contracts relating to compensation.

During the period from July 2018 through December 2019, we sold an aggregate of 3,000,000 shares of our common stock and warrants to purchase 3,000,000 shares of our common stock, at an exercise price of $1.75 per share, to a total of 40 accredited investors at a price of $1.00 per share for an aggregate purchase price of $3,000,000. The offers, sales and issuances of such common stock and warrants were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and represented to us that they could bear the risks of the investment and could hold the securities for an indefinite period of time, and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions represented to us in connection with their purchase that they were an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act.

On January 23, 2019, we issued 153,072 shares of common stock and warrants to purchase 153,072 shares of our common stock, at an exercise price of $1.75 per share, to Broad Street Holdings, an accredited investor who had access to information concerning us and our business prospects and who took them for investment purposes without a view to distribution, pursuant to a promissory note conversion agreement for consideration equal to the principal amount of the loan of $153,072 and accrued and unpaid interest of $0. The offer, sale and issuance of the shares and warrants were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering. The recipient of our securities acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and represented to us that it could bear the risks of the investment and could hold the securities for an indefinite period of time, and appropriate legends were affixed to the securities issued in these transactions.

During the period from January 2017 through June 2018, we sold an aggregate of 586,000 shares of our common stock and warrants to purchase 586,000 shares of our common stock, at an exercise price of $1.75 per share, to a total of 13 accredited investors at a price of $1.00 per share for an aggregate purchase price of $586,000. In connection with these sales, we paid aggregate broker commissions of $20,000 and issued 28,000 shares of our common stock. The offers, sales and issuances of such common stock and warrants were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and represented to us that they could bear the risks of the investment and could hold the securities for an indefinite period of time, and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions represented to us in connection with their purchase that they were an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act.

On March 24, 2019, we issued to Mel Arthur Enterprises, LLC as payment for consulting services provided in connection with infomercial production, web, call center and media of our consumer retail product, warrants to purchase 250,000 shares of our common stock at an exercise price of $1.75 per share. The offer, sale and issuance of the warrants were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering. The recipient of our securities acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and represented to us that he was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act, could bear the risks of the investment and could hold the securities for an indefinite period of time, and appropriate legends were affixed to the securities issued in these transactions.

We issued 15,000 shares of our common stock to Irwin Podhajser as payment in full of an invoice dated June 15, 2018 in the amount of $15,000 for advisory services provided in connection with our obtaining many of our current digital channels. The offer, sale and issuance of the shares were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering. The recipient of our securities acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and represented to us that he was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act, could bear the risks of the investment and could hold the securities for an indefinite period of time, and appropriate legends were affixed to the securities issued in these transactions.

On July 1, 2018, we signed a revolving convertible note agreement with Nextelligence, which was amended and restated as of July 2, 2018, for an amount up to $500,000; with any borrowings on this loan being at our complete discretion. Outstanding principal and accrued is due and payable on July 1, 2020. In lieu of repayment, at Nextelligence’s option, all or part of the outstanding principal and accrued interest is convertible into shares of our common stock at a conversion price of $0.25 per share. As of December 31, 2019, the outstanding principal and interest due under this loan is $342,701. The offer, sale and issuance of this convertible note was deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering. Nextelligence took the convertible note for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

On May 8, 2017, we sold to Christopher M. Savine, our Chief Financial Officer, for $50.00, warrants to purchase 675,000 shares of our common stock at an exercise price of $0.60 per share. The offer, sale and issuance of the warrants were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering. Mr. Savine acquired the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

Item 16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1	Form of Underwriting Agreement
3.1	Amended and Restated Articles of Incorporation of the Registrant
3.2	Amended and Restated Bylaws of the Registrant
4.1	Form of Common Stock Certificate
4.2	Form of Warrant
4.3	Warrant issued to Telebrands Corp., dated October 15, 2012
4.4	Warrant issued to Telebrands Corp., dated October 15, 2012
4.5	Warrant issued to Telebrands Corp., dated October 15, 2012
4.6	Warrant issued to Telebrands Corp., dated October 15, 2012
4.7	Warrant issued to Telebrands Corp., dated October 15, 2012
4.8	Amended and Restated Revolving Convertible Promissory Note made by FreeCast, Inc. in favor of Nextelligence, Inc. dated July 2, 2018
4.9	Warrant issued to Christopher M. Savine dated May 3, 2016
4.10	Warrant issued to Christopher M. Savine dated May 8, 2017
4.11	Warrant issued to William A. Mobley, Jr. dated October 19, 2012
4.12	Warrant issued to William A. Mobley, Jr. dated October 19, 2012
4.13	Warrant issued to William A. Mobley, Jr. dated December 31, 2012
4.14	Warrant issued to William A. Mobley, Jr. dated December 31, 2012
4.15	Convertible Promissory Note made by FreeCast, Inc. in favor of William A. Mobley, Jr., dated December 31, 2016
5.1	Opinion of Bahnsen Legal Group, PLLC regarding legality
9.1	Voting Trust Agreement by and among William A. Mobley, Jr., FreeCast, Inc. and Telebrands Corp. dated October 15, 2012
10.1	Sublease Agreement between FreeCast, Inc. and UCMS, LLC, dated September 19, 2018
10.2	Promissory Note Conversion Agreement between FreeCast, Inc. and Broad Street Holdings, dated January 23, 2019
10.3	Amended and Restated Technology License and Development Agreement between Nextelligence, Inc. and FreeCast, Inc., dated October 19, 2012
10.4	Amendment to Amended and Restated Technology License and Development Agreement, dated July 1, 2013
10.5	Employment Agreement between FreeCast, Inc. and William A. Mobley, Jr., dated July 1, 2013
10.6	First Amendment to Employment Agreement between FreeCast, Inc. and William A. Mobley, Jr., dated July 1, 2014
10.7	Second Amendment to Employment Agreement between FreeCast, Inc. and William A. Mobley, Jr., dated July 1, 2019
10.8	Employment Agreement between FreeCast, Inc. and Christopher M. Savine, effective April 28, 2017
10.9	Loan Agreement between FreeCast, Inc. and William Haldon Valdes, dated October 22, 2019
10.10	Loan Agreement between FreeCast, Inc. and Public Wire, LLC, dated March 31, 2018
10.11	Satisfaction and General Release Agreement between FreeCast, Inc. and Robert Schwartz, dated January 23, 2019
10.12	Stipulation for Settlement with Judgement Upon Default with U.S. Premium Finance, dated November 13, 2019
10.13	Employment Agreement between FreeCast, Inc. and Roy Labrador, effective January 20, 2020
10.14	Employment Agreement between FreeCast, Inc. and Larry Weeks, effective January 20, 2020
10.15	Employment Agreement between FreeCast, Inc. and Tracy West, effective February 1, 2020
23.1	Consent of Sadler, Gibb & Associates, LLC
23.2	Consent of Bahnsen Legal Group, PLLC (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, Florida, on February 18, 2020.

FREECAST, INC.

By:	/s/ William A. Mobley, Jr.
Name: William A. Mobley, Jr.
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of William A. Mobley, Jr. and Christopher M. Savine his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement (and to any registration statement filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William A. Mobley, Jr.	Chief Executive Officer and Chairman of the Board of Directors	February 18, 2020
William A. Mobley, Jr.	(principal executive officer)

/s/ Christopher M. Savine	Chief Financial Officer and Director	February 18, 2020
Christopher M. Savine	(principal accounting and financial officer)

/s/ David Gust	Director	February 18, 2020
David Gust